Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

GREAT RICH TECHNOLOGIES LIMITED,

GRT MERGER STAR LIMITED

and

FLAG SHIP ACQUISITION CORPORATION

OCTOBER 21, 2024

TABLE OF CONTENTS

ARTICLE I THE MERGER; CLOSING		2

1.01	The Merger	2
1.02	Effect on Outstanding Securities	3
1.03	Organizational Documents	4
1.04	Directors and Officers	4
1.05	Dissenting Shares	4
1.06	Withholding	4
1.07	Payment Methodology	5
1.08	The Closing	6
1.09	Tax-Matters	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6

2.01	Organization and Power	7
2.02	Authorization	7
2.03	No Violations	7
2.04	Capitalization; Subsidiaries	7
2.05	Governmental Consents, Etc.	8
2.06	Legal Proceedings	8
2.07	SEC Filings and Financial Statements	8
2.08	Absence of Certain Changes	10
2.09	Company Trust Amount	10
2.10	Broker	11
2.11	Solvency	11
2.12	Company Information	11
2.13	Listing	11
2.14	Affiliate Transactions	11
2.15	Company Contracts	11
2.16	Intellectual Property	11
2.17	Employees	11
2.18	Employee Benefits	12
2.19	Real Property	12
2.20	Tax Matters	12
2.21	Legal Requirements and Permits	12
2.22	Insurance	12
2.23	Vote Required	13
2.24	Intentionally Omitted	13
2.25	Investment Company	13
2.26	Intentionally Omitted	13
2.27	Absence of Certain Payments	13
2.28	Company Investigations	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		14

3.01	Existence and Good Standing	14
3.02	Authority; Enforceability	14
3.03	No Violations	14
3.04	Capitalization; Subsidiaries	15
3.05	Parent Disclosures and Notifications; Financial Position	16
3.06	Financial Statements and Other Financial Matters; No Undisclosed Liabilities	17
3.07	Absence of Certain Changes	18
3.08	Real Property; Tangible Property	19

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3.09	Tax Matters	20
3.10	Contracts.	21
3.11	Intellectual Property and Data Security	22
3.12	Legal Proceedings; Orders	24
3.13	Consents	24
3.14	Employee Benefits	24
3.15	Insurance	25
3.16	Legal Requirements and Permits	25
3.17	Environmental Matters	26
3.18	Relationships with Related Persons	26
3.19	Employees; Employment Matters and Independent Contractors	26
3.20	Brokers’ Fees	27
3.21	Absence of Certain Payments	27
3.22	Books and Records	28
3.23	Vote Required	28
3.24	Company Investigations	28
3.25	Takeover Statutes and Charter Provisions	28
3.26	Power of Attorney	28
3.27	Board Approval	28

ARTICLE IV COVENANTS OF THE COMPANY		29

4.01	Operations of the Company Prior to the Closing	29
4.02	Access to Books and Records	30
4.03	Company Confidentiality	31
4.04	Efforts to Consummate	31
4.05	Exclusive Dealing	31
4.06	Notification	31

ARTICLE V COVENANTS OF PARENT AND MERGER SUB		32

5.01	Operations of Parent and Merger Sub Prior to Closing	32
5.02	Access to Books and Records	33
5.03	Parent Confidentiality	33
5.04	Exclusive Dealing	34
5.05	Notification	34
5.06	Efforts to Consummate	34
5.07	Establishment of ADR Facility	34
5.08	Audited and Financial Statements	35

ARTICLE VI ACTIONS PRIOR TO THE CLOSING		35

6.01	The Registration Statements and Proxy Statement	35
6.02	Regulatory Filings	37
6.03	Shareholder Vote; Recommendation of the Company Board	37
6.04	Company Shareholders’ Meeting	38
6.05	Listing	38
6.06	The Parent Circular	38
6.07	Shareholder Vote; Recommendation of Parent Board	39
6.08	Parent Shareholders’ Meeting	39
6.09	No Claim Against Company Trust	40
6.10	Other Filings	40
6.11	Transaction Litigation	40
6.12	Tax Matters	41
6.13	PIPE Investment	41

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ARTICLE VII CONDITIONS TO CLOSING		42

7.01	Mutual Conditions to the Parties’ Obligations	42
7.02	Conditions to Parent’s and Merger Sub’s Obligations	42
7.03	Conditions to the Company’s Obligations	43

ARTICLE VIII INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY		44

8.01	Indemnification of Officers and Directors of the Company	44
8.02	Indemnification by Successors and Assigns	44
8.03	Tail Policy	44

ARTICLE IX TERMINATION		45

9.01	Termination	45
9.02	Effect of Termination	46

ARTICLE X DEFINITIONS		46

10.01	Definitions	46
10.02	Other Definitional Provisions	56

ARTICLE XI MISCELLANEOUS		56

11.01	Press Releases and Public Announcements	56
11.02	Expenses	56
11.03	Survival	56
11.04	Notices	56
11.05	Succession and Assignment	57
11.06	Severability	57
11.07	References	58
11.08	Construction	58
11.09	Amendment and Waiver	58
11.10	Entire Agreement	58
11.11	Third-Party Beneficiaries	58
11.12	WAIVER OF TRIAL BY JURY	58
11.13	Counterparts	58
11.14	Governing Law	58
11.15	Submission to Jurisdiction; Consent to Service of Process	59
11.16	Remedies Cumulative	59
11.17	Specific Performance	59
11.18	No Recourse	59

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 21, 2024 (the “date hereof”), is made by and among Great Rich Technologies Limited, a public limited company incorporated under the laws of Hong Kong (“Parent”), GRT Merger Star Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Flag Ship Acquisition Corporation, a Cayman Islands exempted company limited by shares (the “Company”). The Company, Parent and Merger Sub shall each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the respective meanings given to them in ARTICLE X hereof.

WHEREAS, the Company is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, share reconstruction, asset or share acquisition, exchangeable share transaction, reorganization, contractual control arrangement or other similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of Parent, and was formed for the sole purpose of the Merger;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby, at the Effective Time, upon the terms and subject to the conditions of this Agreement and the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), Company shall merge with and into Merger Sub, with Merger Sub continuing as the surviving company and wholly-owned subsidiary of Parent after the Merger;

WHEREAS, in furtherance of the indirect acquisition of the issued and outstanding shares of the Company by Parent and in accordance with the terms hereof, the Company shall provide an opportunity to its Public Shareholders to have their Company Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Prospectus and the Memorandum and Articles of Association in conjunction with, inter alia, obtaining approval from the Company Shareholders for the Merger (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, in connection with the Merger, each Company Share issued and outstanding immediately prior to the Effective Time (excluding Excluded Shares and Dissenting Shares, if any) shall be exchanged for the right to receive the Per Share Merger Consideration, and each Company Right that is outstanding immediately prior to the Effective Time shall be exchanged for a Substitute Right, which in turn will give the holder thereof the right to receive, immediately upon the consummation of the Merger, Parent Ordinary Shares payable in Parent ADSs, as more fully described below;

WHEREAS, Whale Management Corporation (“Sponsor”) has delivered to Parent and Company the Sponsor Voting and Support Agreement, dated as of the date hereof (the “Sponsor Voting Agreement”), pursuant to which, among other things, Sponsor has agreed to vote all such Company Shares it owns on the date hereof in favor of certain matters, including the consummation of the Merger, on the terms and subject to the conditions set forth therein;

WHEREAS, Sponsor has delivered to Parent and Company the Sponsor Lock-Up Agreement, dated as of the date hereof (the “Sponsor Lock-Up Agreement”), pursuant to which, among other things, Sponsor has agreed not to transfer any such Parent ADSs it receives as its Merger Consideration and pursuant to Section 1.02(d) for a period of up to 180 days following the Closing Date, on the terms and subject to the conditions set forth therein;

WHEREAS, the Parent Shareholders have delivered to Parent and Company the Parent Shareholder Lock-Up and Support Agreement, dated as of the date hereof (the “Parent Shareholder Lock-Up and Support Agreement”), pursuant to which, among other things, the Parent Shareholders have agreed to vote all such Parent Ordinary Shares they own in favor of certain matters, including the consummation by Merger Sub of the Merger, and not to transfer certain fixed percentages of the Parent Ordinary Shares they own immediately after Closing for the duration of the Lock Up Period, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of the Company has approved the execution and delivery by Company of this Agreement and any Transaction Documents it is contemplated hereunder it is to become a party to and the consummation of the transactions contemplated hereby and thereby, including the Merger, and determined to recommend to the Company Shareholders that they consent to the Merger;

WHEREAS, the sole director of the Merger Sub has approved the execution and delivery by the Merger Sub of this Agreement and any Transaction Documents it is contemplated hereunder it is to become a party to and the consummation of the transactions contemplated hereby and thereby, including the Merger, and determined to recommend to the Parent, as the sole shareholder of the Merger Sub, that it consent to the Merger;

WHEREAS, the board of directors of Parent has approved the execution and delivery by the Parent of this Agreement and any Transaction Documents it is contemplated hereunder it is to become a party to and the consummation of the transactions contemplated hereby and thereby, and, as sole shareholder of the Merger Sub, the Parent’s consent to the Merger, and concurrently herewith and in such capacity Parent is consenting to the Merger and has further determined to recommend to the shareholders of Parent the resolution required to consummate the Merger; and

WHEREAS, the Parties desire for U.S. federal income tax purposes that the Merger qualify for the Intended Tax Treatment, that this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and that Parent and the Company shall each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; CLOSING

1.01 The Merger.

(a) Subject to the terms and conditions hereof and the Plan of Merger (defined below), at the Effective Time, and in accordance with the applicable provisions of the Cayman Companies Act, the Company shall merge with and into Merger Sub (the “Merger”), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving company (the Merger Sub upon the consummation of the Merger, hereinafter, the “Surviving Company”).

(b) Immediately upon Closing, the Company and Merger Sub shall cause a plan of merger (the “Plan of Merger”) approved by the directors of each such entity consistent with this Agreement, and in the form and containing such other documents as may be required by the Cayman Companies Act (the “Merger Documents”) to be executed and then filed for registration by the Cayman Registrar. The filing of the Merger Documents shall be made using the express service offered by the Cayman Registrar. The Merger shall become effective at such time as the Plan of Merger is registered by the Cayman Registrar or at such other time subsequent thereto, but not exceeding 90 days from the date of registration as mutually agreed between Merger Sub and Company and specified in the Plan of Merger (the “Effective Time”).

(c) From and after the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub, shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and be subject to all of the Liabilities, restrictions, obligations and duties of the Company and Merger Sub, all as provided under this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act. For purposes of clarity, the effect of the Merger shall include the assumption by Surviving Company of any and all agreements, covenants, duties and obligations of the Company to be performed after the Effective Time, and Parent, as the sole shareholder of Surviving Company hereby agrees to assume and perform all such agreements, covenants, duties and obligations of the Company.

(d) Immediately following Closing, the Parent shall cause special resolutions of the Surviving Company in the form agreed by Parent and the Company and as may be required by the Cayman Companies Act, approving the change of name of the Surviving Company to “GRT Cayman Limited” (or such other name as agreed by the Parent and the Company) to be passed, and the amended and restated memorandum and articles of association of the Surviving Company in the form agreed by Parent and the Company, to be approved and adopted, and for such documents to be filed with the Cayman Registrar using the express service offered by the Cayman Registrar.

1.02 Effect on Outstanding Securities. Upon the terms and subject to the conditions of this Agreement:

(a) The Company Shares and Company Rights comprising each issued and outstanding Company Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) whereupon each then holder of a Company Unit shall be deemed to hold one (1) Company Share and one Company Right and the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares or Company Rights. At the Effective Time, by virtue of the Merger and without any action of the part of the Company, Merger Sub or any other Person, the Company Shares and Company Rights held following the Unit Separation and immediately prior to the Effective Time shall be automatically cancelled and extinguished in accordance with the applicable terms of this Section 1.02. From and after the Effective Time, the holders of Company Shares or Company Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by Law.

(b) At the Effective Time, by virtue of the Merger and without any action of the part of the Company, Merger Sub or any other Person, each Company Share issued and outstanding immediately prior to the Effective Time (which excludes, in each case, Excluded Shares and Dissenting Shares, if any) shall be automatically cancelled, extinguished and exchanged for the right to receive, immediately upon the consummation of the Merger, the Per Share Merger Consideration, In furtherance of the foregoing, Parent shall take the actions set forth in Section 1.07 of this Agreement.

(c) Each Company Share, if any, held immediately prior to the Effective Time by the Company or Parent, if any (collectively, the “Excluded Shares”) shall be then automatically canceled and no exchange or payment shall be made therefor or with respect thereto.

(d) At the Effective Time, by virtue of the Merger and without any action of the part of the Company, Merger Sub or any other Person, each Company Right outstanding immediately prior to the Effective Time shall automatically be cancelled, extinguished and exchanged for the right (the “Substitute Right”) to receive, immediately upon the consummation of the Merger, Parent Ordinary Shares payable in Parent ADSs in an amount equal to (in each case, as rounded down to the nearest whole number) the product of (A) the Per Share Merger Consideration, multiplied by (B) the number of Company Shares that the holder of the cancelled Company Right would have been entitled to receive from the Company assuming satisfaction of the terms and conditions of such Company Right, multiplied by (C) the ADS Exchange Rate. Upon consummation of the Merger, such Substitute Rights shall, without any further action on the part of the Company, Merger Sub or any other Person, automatically convert into such number of Parent Ordinary Shares payable in Parent ADSs as determined in accordance with this Section 1.02(d). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery of Parent ADSs upon the consummation of the Merger to all holders thereof in accordance with this Section 1.02(d) and shall use reasonable best efforts to cause such Parent Ordinary Shares to be issued in book-entry form.

(e) At the Effective Time, each ordinary share of the Merger Sub that is issued and outstanding immediately prior to the Effective Time (the “Merger Sub Share(s)”) shall remain issued and outstanding and owned by Parent. Such Merger Sub Share(s) shall constitute the only issued and outstanding share capital of the Surviving Company with the rights, powers and privileges given to such share owned by the Governing Documents of the Surviving Company and the Cayman Companies Act, and shall constitute the only issued and outstanding share(s) of the Surviving Company immediately following the Effective Time. Immediately following the Effective Time, Parent shall be the sole and exclusive owner of all share(s) of the Surviving Company and the register of members of the Surviving Company at the Effective Time shall reflect the foregoing.

(f) The ADS Exchange Rate shall be adjusted to reflect appropriately the effect of any subdivision of shares, share consolidation, stock split, split-up, reverse stock split, share/stock dividend or share/stock distribution (including any dividend or distribution of securities convertible into Parent Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares occurring on or after the date hereof and prior to the Closing.

1.03 Organizational Documents. At the Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Governing Documents of the Surviving Company on and from Effective Time until thereafter changed or amended as permitted by applicable Law.

1.04 Directors and Officers. Immediately after the Effective Time, the members of the board of directors and officers of the Merger Sub prior to the Effective Time shall be the members of the board of directors and officers of the Surviving Company.

1.05 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but without prejudice to the provisions of Section 1.08(b), Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is (a) entitled to dissent to the Merger pursuant to Section 238 of the Cayman Companies Act and (b) properly dissents to the Merger and makes a demand for payment of the fair value of such holder’s shares in accordance with Section 238 of the Cayman Companies Act, and has not withdrawn such dissent (the “Dissenting Shares”) shall not be converted into the right to receive the corresponding Per-Share Merger Consideration for such Dissenting Shares pursuant to Section 1.02(b), but instead such holder shall be entitled to such rights as are granted by the Cayman Companies Act to a holder of Dissenting Shares unless and until such holder effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Companies Act. From and after the Effective Time, (A) the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished by virtue of the Merger and shall cease to exist and (B) the holders thereof shall be entitled only to such rights as may be granted to them under Section 238 of the Cayman Companies Act and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Company or any of its Affiliates (including Parent); provided, however, that if any holder of the Dissenting Shares effectively withdraws or loses such dissenters’ rights (through failure to perfect such dissenters’ rights or otherwise) under the Cayman Companies Act, then the Company Shares held by such holder (1) shall no longer be deemed to be Dissenting Shares and (2) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of the Per Share Merger Consideration upon delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Letter of Transmittal) and the surrender of the applicable documents and other deliverables set forth in Section 1.07(b). Each holder of the Dissenting Shares who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the Cayman Companies Act shall receive payment thereof from the Company in accordance with the Cayman Companies Act. The Company shall deliver prompt notice to the Parent of any demands for payment or appraisal of any Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Cayman Companies Act that relate to such demand and the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to any demand for appraisal with respect to any Dissenting Shares without the prior written consent of Parent (which consent may or may not be given in the sole and absolute discretion of Parent).

1.06 Withholding. Notwithstanding any provision contained herein to the contrary, each of Parent, and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Company Shareholder pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. Any amount deducted or withheld pursuant to this Section 1.06 shall be treated for all purposes of this Agreement as having been paid to such Person in respect of such deduction and withholding. At least five (5) Business Days prior to the Closing, Parent or the Exchange Agent, as applicable, shall (a) notify the Company Shareholders of any anticipated withholding, (b) consult with the Company in good faith to determine whether such deduction and withholding is required and (c) cooperate with the Company Shareholders to minimize the amount of any applicable withholding. Each of Parent, and the Exchange Agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

1.07 Payment Methodology.

(a) Prior to the Effective Time, the Company, Parent and the Exchange Agent shall enter into an exchange agent agreement (the “Exchange Agent Agreement”), and at or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of (i) the Company Shares pursuant to Section 1.02(b) and (ii) the Company Rights pursuant to Section 1.02(d) (the “Rights Shares”).

(b) After the Closing, promptly following delivery by a Company Shareholder (other than any Person who was a registered holder of Excluded Shares or Dissenting Shares immediately prior to the Effective Time, solely with respect to such Excluded Shares or Dissenting Shares) to the Exchange Agent of a duly completed and executed letter of transmittal in a form mutually agreeable to the Parties (a “Letter of Transmittal”) and, if the Company Shares of such Company Shareholders are certificated, the share certificates representing such Company Shares, subject to the satisfaction of any other conditions to be met as set forth in the Letter of Transmittal, Parent shall promptly (i) issue, or cause to be issued, to the Depositary Bank for the benefit of the Company Shareholders and Company Right Holders (and Parent shall direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent Ordinary Shares equal to (A) the Per Share Merger Consideration multiplied by the number of Company Shares registered in the name of such Company Shareholder immediately prior to the Effective Time (the “Share Merger Consideration”) plus (B) the number of Rights Shares determined pursuant to Section 1.02(d) registered in the name of all the Company Right Holders immediately prior to the Effective Time (the “Rights Merger Consideration”) and (ii) issue, or cause to be issued, to such Company Shareholders and Company Right Holders (and Parent shall direct the Exchange Agent to take all necessary action to record and effect the same) the number of Parent ADSs equal to the sum of (A) the Share Merger Consideration multiplied by the ADS Exchange Rate plus (B) the Rights Merger Consideration (the “Merger Consideration”). Any portion of the Merger Consideration that remains undistributed to the Company Shareholders on the date that is one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their certificates representing such Company Shares for exchange pursuant to this Section 1.07 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such certificates solely to Parent (subject to abandoned property, escheat or similar Laws). Any portion of the Merger Consideration remaining unclaimed by the Company Shareholders three (3) years after the Closing Date (or if earlier, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(c) Any Merger Consideration that is to be issued to Company Shareholders under this Agreement shall be issued directly to registered Company Shareholders in accordance with the instructions specified by such holder in its Letter of Transmittal. In no event shall any fractional shares of Share Merger Consideration or fractional interest of Merger Consideration be issued under this Agreement (with any fractional Parent Ordinary Share, in the case of the Share Merger Consideration, and, thereafter, any fractional Parent ADS, in the case of the Merger Consideration, that would otherwise be issued rounded down to the nearest whole Parent Ordinary Share and Parent ADS, as applicable). If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name the relevant Company Shares or Company Rights were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares or Company Rights shall have been permitted in accordance with the terms of the Company’s Governing Documents, as in effect immediately prior to the Effective Time, (ii) the certificate of such Company Shares or Company Rights shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is issued, shall have already executed and delivered counterparts to such other documents as are reasonably deemed necessary by the Surviving Company or Parent, including, with respect to the Lock-Up Shareholders, the Lock-Up Agreements, and (iv) the Person requesting such delivery shall pay to the Parent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such certificate of Company Shares or Company Rights or establish to the satisfaction of the Surviving Company and Parent that such Tax has been paid or is not payable.

(d) None of Parent, the Exchange Agent, the Surviving Company nor their Affiliates shall be liable to any Company Shareholder for any Merger Consideration paid to any public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) In the event that any certificates representing Company Shares have been lost, stolen or destroyed, the Exchange Agent shall issue, upon receipt of an affidavit of that fact by the holder thereof in form and substance satisfactory to the Exchange Agent, the Merger Consideration payable in respect thereof pursuant to Section 1.02. Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.08 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the exchange of copies of documents at 10:00 a.m. local time in the Cayman Islands on the second Business Day following full satisfaction or, to the extent permitted by applicable Law, due waiver of all of the closing conditions set forth in ARTICLE VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions) or on such other date or time as is mutually agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(b) No later than the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to Parent written notice setting forth: (i) the aggregate amount of cash proceeds that shall be required to satisfy any exercise of the redemption of Company Shares prior to the Closing pursuant to the Governing Documents of the Company (the “Company Redemptions”); (ii) the amount of cash in the Trust Account and the amount of Company Transaction Costs as of the Closing; and (iii) the number of Company Shares and Company Rights to be outstanding as of immediately prior to the Effective Time and after giving effect to the Company Redemptions (such written notice of (i), (ii) and (iii), together, the “Closing Statement”). If the Parent in good faith disagrees with any portion of the Closing Statement, then the Parent may deliver a notice of such disagreement to the Company until the Business Day prior to the Closing Date (the “Pre-Closing Notice of Disagreement”). The Company and Parent shall seek in good faith to resolve any differences they have with respect to the matters specified in the Pre-Closing Notice of Disagreement.

1.09 Tax-Matters. To the extent applicable, if the Merger qualifies for the Intended Tax Treatment, for U.S. federal income tax purposes, the Parties shall (to the maximum extent permitted by applicable Legal Requirements) prepare and file all U.S. income Tax Returns consistent with the Intended Tax Treatment; provided, for the avoidance of doubt, nothing in this Section 1.09 shall prevent any Party or any of their respective Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the sections of the disclosure letter prepared by the Company and dated as of the date of this Agreement (as supplemented or modified by mutual agreement of the Parties prior to Closing, the “Company Disclosure Letter”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by the Company prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors”, “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

2.01 Organization and Power. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, with full power and authority to enter into this Agreement and perform its obligations hereunder. There is no pending, or to the Company’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of the Company.

2.02 Authorization. Subject to receipt of the Company Shareholder Approval and the other consent or approvals described in Section 2.05 of this Agreement, the execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

2.03 No Violations. Subject to (a) receipt of the Company Shareholder Approval, (b) the registration of the Merger Documents (including the Plan of Merger) by the Cayman Registrar and (c) compliance with and filings under U.S. federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the execution and delivery of other Transaction Documents to which the Company is party do not and shall not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company shall not (with or without notice or passage of time, or both):

(a) violate or conflict with any of the provisions of the Company’s Governing Documents and any agreement(s) to which the Company is subject to; or

(b) violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon the Company.

2.04 Capitalization; Subsidiaries.

(a) Except for any changes to the extent permitted pursuant to Section 4.01 or for changes resulting from any Company Redemptions, the authorized share capital of the Company is US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share (the “Company Shares”). Assuming separation of all Company Units, as of the date of this Agreement, there are 8,863,000 Company Shares issued and outstanding, including a total of 1,963,000 Company Shares held by the Sponsor.

(b) The Company issued a total of 7,138,000 Company Units upon the consummation of its IPO, including 6,900,000 Company Units to the purchasers in the IPO and 238,000 Company Units to the Sponsor. Assuming separation of all Company Units, as of the date of this Agreement, there are (A) 8,863,000 Company Ordinary Shares issued and outstanding (including 7,138,000 Company Ordinary Shares issued and outstanding pursuant to the Company Units) (the “Outstanding Shares”), and (B) 7,138,000 Company Rights issued and outstanding (including 7,138,000 Company Rights issued and outstanding pursuant to the Company Units) (the “Outstanding Rights”). The Company Units, the Outstanding Shares and the Outstanding Rights are collectively referred as the “Company Equity Securities”. All the outstanding Company Equity Securities have been duly and validly issued and are fully paid and non-assessable, and were issued in accordance with the registration or qualification requirements of the Securities Act, and any relevant U.S. state securities Laws or pursuant to valid exemptions therefrom.

(c) Except for this Agreement, the Company Redemption obligation, the Outstanding Rights, or as set forth in Schedule 2.04 of the Company Disclosure Letter, the Company has not granted any outstanding options, share appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Company Shares or the value of which is determined by reference to the Company Shares, and there are no contracts of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its Company Shares.

(d) The Company has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. The Company is not party to any contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

2.05 Governmental Consents, Etc. Except for (a) receipt of the Company Shareholder Approval, (b) the applicable requirements of the U.S. federal securities Laws, any U.S. state or foreign securities or “blue sky” laws, and the rules and regulations of Nasdaq, (c) the registration of the Merger Documents (including the Plan of Merger) by the Cayman Registrar, and (d) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, as applicable, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, as applicable.

2.06 Legal Proceedings. There are no pending or, to the Company’s Knowledge, threatened Legal Proceedings, in each case, against the Company including, any that (a) challenges the validity or enforceability of the Company’s obligations under this Agreement or the other Transaction Documents to which the Company is party or (b) seeks to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Company of the transactions contemplated herein or therein or otherwise result in a Company Material Adverse Effect.

2.07 SEC Filings and Financial Statements.

(a) Except as set forth on Schedule 2.07 of the Company Disclosure Letter, the Company has timely filed or furnished all forms, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, as they have been amended since the time of their filing and including all exhibits and supplements thereto, the “SEC Reports”), and, as of the Closing, shall have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement. The SEC Reports did not at the time they were filed with the SEC (except to the extent that information contained in any SEC Report has been superseded by a later timely filed SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Company at June 30, 2024, including the notes thereto (as set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 on file with the SEC, the “Company Subject Balance Sheet”) or described in Schedule 2.07 of the Company Disclosure Letter, the Company has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP except for (i) liabilities and obligations incurred since the date of the Company Subject Balance Sheet in the Ordinary Course of Business that are not, individually or in the aggregate, material to the Company and none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of Law; (ii) liabilities and obligations incurred in connection with the transactions contemplated by the Company as set forth in this Agreement; (iii) the Company Transaction Costs; and (iv) liabilities and obligations which are not, individually or in the aggregate, material to the Company.

(d) The Company has heretofore furnished to Parent and Merger Sub complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) All comment letters received by the Company from the SEC or the staff thereof since its inception through the date hereof and all responses to such comment letters filed by or on behalf of the Company are either publicly available on the SEC’s EDGAR website or have otherwise been made available to Parent and Merger Sub.

(f) To the Company’s Knowledge each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) The Company has timely filed and made available to Parent and the Merger Sub all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SEC Report (the “Company Certifications”). Each of the Company Certifications is true and correct. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. As used in this Section 2.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and shall continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(i) The Company has no off-balance sheet arrangements.

(j) Neither the Company nor, to the Knowledge of the Company, any manager, director, officer, employee, auditor, accountant or other Representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board (or any committee thereof) or to any director or officer of the Company. Since the Company’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(k) Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.08 Absence of Certain Changes. Except as set forth in Schedule 2.08 of the Company Disclosure Letter, during the period from the date of the Company Subject Balance Sheet to the date hereof, the Company has conducted its business in the Ordinary Course of Business and:

(a) there has not been a Company Material Adverse Effect;

(b) the Company has not declared, set aside or paid any dividend or other distribution or payment in respect of its securities;

(c) the Company has not sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness;

(d) the Company has not made any loans, advances, or capital contributions to, or investments in, any Person;

(e) the Company has not (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) the Company has not acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

(i) the Company has not made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) the Company has not settled any material Legal Proceedings; and

(k) the Company has not agreed or committed, whether orally or in writing, to do any of the foregoing.

2.09 Company Trust Amount. As of the day immediately preceding the date hereof, the Company Trust has a rounded-off balance of no less than $69,000,000 (the “Company Trust Amount”). Such monies are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Wilmington Trust, National Association pursuant to the Company Trust Agreement. The Company Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Company Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than the underwriters of Company’s initial public offering for deferred underwriting commissions as described in the SEC Reports and holders of Company Public Shares who shall have elected to redeem their Company Shares pursuant to the Company’s Governing Documents, to any portion of the proceeds in the Company Trust). Prior to the Closing, none of the funds held in the Company Trust may be released except (x) to pay income and other tax obligations from any interest income earned in the Company Trust or (y) to redeem Company Shares in accordance with the provisions of Company’s Governing Documents (the “Permitted Releases”).

2.10 Broker. Except as set forth in Schedule 2.10 of the Company Disclosure Letter, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Company.

2.11 Solvency. The Company is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

2.12 Company Information. None of the information supplied or to be supplied by the Company or any of its Affiliates expressly for inclusion in the SEC Reports, the Proxy Statement to be delivered to the Company Shareholders with respect to the Offer or the Merger, any supplements thereto or in any other document filed with any Governmental Entity in connection herewith, shall, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that is included in the applicable filings). No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Group Companies, the shareholders of the Group Companies, or any of their respective Affiliates.

2.13 Listing. The Company Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq as of the date hereof. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by the SEC with respect to the deregistration of the Company Shares under the Exchange Act. As of the date hereof, there is no Legal Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company by Nasdaq with respect to the delisting of the Company Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Company Shares under the Exchange Act.

2.14 Affiliate Transactions. Other than (i) for payment of salary and benefits for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company or (iii) with respect to any Person’s ownership of shares or other securities of the Company, there are no contracts or arrangements under which there are any existing or future liabilities or obligations between the Company, on the one hand, and, on the other hand, any (y) present or former manager, employee, officer or director of the Company or any of its Subsidiaries or (z) record or beneficial owner of 5% or more of the outstanding Company Shares as of the date hereof, except as described in the SEC Reports.

2.15 Company Contracts. The Company is not party to any contract (other than nondisclosure agreements (containing customary terms) to which the Company is a party that were entered into in the Ordinary Course of Business) except for those contracts filed as exhibits to the Company’s SEC Reports or as set forth on Schedule 2.15 of the Company Disclosure Letter.

2.16 Intellectual Property. The Company does not own or license the right to use any patents, copyrights, trademarks, trade secrets, know-how or software, and none are or ever have been necessary for the operation of its business.

2.17 Employees.

(a) Other than the officers of the Company, the Company has no employees.

(b) The Company is not, nor has ever been, a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the Knowledge of the Company, threatened, either currently or since the date of organization of the Company, by or on behalf of any labor union with respect to the service providers of the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and (ii) all payments due from the Company on account of wages have been paid or properly accrued as a liability on the books of the Company.

2.18 Employee Benefits. Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Company Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually, in the aggregate or in connection with any other event, (a) result in any payment becoming due to any officer, employee, consultant or director of the Company, (b) increase or modify any benefits otherwise payable by the Company to any employee, consultant or director of the Company, or (c) result in the acceleration of time of payment or vesting of any such benefits.

2.19 Real Property. The Company does not own, lease or use any real property except as described in the SEC Reports.

2.20 Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of the Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company or the assets of the Company; and

(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Company.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 2.20 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.

2.21 Legal Requirements and Permits.

(a) the Company is in compliance in all material respects with all applicable Legal Requirements. As of the date hereof, the Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

(b) the Company has been granted all Permits necessary for and material to the conduct of its business as conducted as of the date hereof, taken as a whole. Such Permits are valid and in full force and effect and each Group Company is in material compliance with all of such Permits. There is no lawsuit or similar proceeding pending or, to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any such Permit.

2.22 Insurance. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, the Company does not own or maintain any insurance policies, nor is any insurance necessary for the operation of its business.

2.23 Vote Required. The affirmative vote of a majority of at least two-thirds (2/3s) of the holders of the Company Shares present in person or by proxy at the Company Shareholders’ Meeting and entitled to vote is required to approve the Merger and the entry into the Plan of Merger. The affirmative vote of the holders of a majority of the Company Shares and present in person or by proxy at the Company Shareholders’ Meeting and entitled to vote is required to approve the entry into this Agreement and the transaction contemplated hereby (said votes, collectively, the “Company Required Vote”). The Company Required Vote is the only vote of any class or series of shares of the Company that is required to obtain approval of the Merger, the entry into the Plan of Merger, this Agreement and the transactions contemplated hereby.

2.24 Intentionally Omitted.

2.25 Investment Company. The Company is not an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

2.26 Intentionally Omitted.

2.27 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Company, no employee of the Company has, and no agent or other Representative when acting on behalf of the Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

2.28 Company Investigations. The Company acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Group Companies which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of Parent and to discuss the business and assets of the Group Companies. The Company acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Group Companies and their respective businesses and operations.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE II, THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB WITH RESPECT TO THE COMPANY, ITS AFFILIATES OR ANOTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THIS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY ANY PERSON TO PARENT OR MERGER SUB OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. NEITHER PARENT NOR MERGER SUB MAY RELY ON ANY SUCH OTHER DOCUMENTATION, FORECASTS, PROJECTIONS ORNOTHER INFORMATION AS A REPRESENTATION OF THE COMPANY, ITS AFFILIATES OR SHAREHOLDERS IN DETERMINING TO ENTER INTO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE COMPANY, ITS AFFILIATES OR ITS SHAREHOLDERS SHALL HAVE, OR BE SUBJECT TO, ANY LIABILITY UNDER THE TRANSACTION DOCUMENTS TO PARENT OR MERGER SUB, OR THEIR RESPECTIVE SHAREHOLDERS OR AFFILIATES RESULTING FROM THE DISTRIBUTION TO, OR USE BY ANY OF THEM OF ANY SUCH DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION FURNISHED OR MADE AVAILABLE TO ANY OF THEM OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ANY OF THEM IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the sections of the disclosure letter prepared by Parent and dated as of the date of this Agreement (as supplemented or modified by mutual agreement of the Parties prior to Closing, the “Parent Disclosure Letter”(each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of Parent and Merger Sub represents and warrants to the Company as follows:

3.01 Existence and Good Standing.

(a) Each of the Group Companies is duly organized, validly existing and, to the extent applicable in the respective jurisdiction is in good standing under the Laws of the jurisdiction in which it is incorporated or organized to the extent applicable in such jurisdiction. Each of the Group Companies has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, as of the date hereof.

(b) Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has made available to the Company an accurate and complete copy of each Governing Document of each Group Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents (as amended to the date of this Agreement) are in full force and effect.

3.02 Authority; Enforceability. Each of Parent and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, subject (in the case of performance) to obtaining the Parent Shareholder Approval. Subject to receipt of the Parent Shareholder Approval and the other consent or approvals described in Section 3.03, the execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Parent and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement and each of the other Transaction Documents to which Parent or Merger Sub is a party (or shall be a party at the Closing) constitutes (or shall constitute) the valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03 No Violations. Except for (i) the registration of the Merger Documents (including the Plan of Merger) by the Cayman Registrar, (ii) compliance with and filings under the U.S. federal securities Laws, any U.S. state or foreign securities or “blue sky” laws and the rules and regulations of Nasdaq and (iii) compliance with the Hong Kong Companies Ordinance, the Financial Investment Services and Capital Markets Act of the Republic of Korea and its Enforcement Decree, the KOADAQ Market Listing Regulations and its Detailed Enforcement Rules, the KOSDAQ Market Disclosure Regulations and its Detailed Enforcement Rules, the execution and delivery of this Agreement by Parent or Merger Sub and the execution and delivery of the other Transaction Documents to which Parent or Merger Sub is a party does not and shall not, and the performance and compliance with the terms and conditions hereof and thereof by Parent or Merger Sub and the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub shall not (with or without notice or passage of time, or both):

(a) violate, conflict with, result in a breach or constitute a default under any of the provisions of the memorandum and articles of association, certificate of incorporation or bylaws (or equivalent organizational documents) of any Group Company;

(b) (i) violate or conflict with any provision of, (ii) cause a default under, or (iii) give rise to, or result in, a right of termination, cancellation, or acceleration of any obligation under any Legal Requirement applicable to a Group Company, except in each case as would not reasonably be expected to have a Material Adverse Effect; or

(c) (i) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Material Contract, or terminate or result in the termination of any Material Contract, or result in the creation of any Lien under any Material Contract or upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (ii) result in a violation or revocation of any required approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i) or (ii) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.04 Capitalization; Subsidiaries.

(a) As of the date hereof, the capital stock of Parent consists of 80,850,000 Parent Ordinary Shares, out of which 67,375,000 is issued and outstanding (the “Outstanding Parent Shares”). As of the date hereof, Parent has authorized the issuance of an additional 13,475,000 Parent Ordinary Shares (“Additional Parent Ordinary Shares”), and upon approval by KOSDAQ, such Additional Parent Ordinary Shares will be issued and outstanding prior to Closing, thus immediately prior to Closing, there will be 80,850,000 issued Parent Ordinary Shares. As of the date hereof, the Outstanding Parent Shares are the only shares of capital stock of Parent issued and outstanding and no Parent Ordinary Shares are held as treasury shares. All the Outstanding Parent Ordinary Shares have been duly and validly issued and are fully paid, and were issued in accordance with the registration or qualification requirements of the Hong Kong Companies Ordinance (as amended) and the Capital Market and Financial Investment Service Act of the Republic of Korea or pursuant to valid exemptions therefrom, in accordance with the Company’s Governing Documents, and have not been issued in violation of any preemptive or similar rights. Schedule 3.04(a) of the Parent Disclosure Letter accurately sets forth the name and ownership amount of the holders of the Outstanding Parent Shares as of the date of this Agreement.

(b) The authorized share capital of the Merger Sub is Fifty Thousand Dollars (US$50,000) divided into 50,000,000 Merger Sub Shares, each with a nominal or par value of US$0.001. As of the execution of this Agreement, only one Merger Sub Share is issued and outstanding. The sole outstanding Merger Sub Share has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to preemptive rights and is held by the Parent.

(c) The Parent Ordinary Shares underlying the Parent ADSs to be issued as Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and issued in compliance with the Hong Kong Companies Ordinance (as amended) and Capital Market and Financial Investment Service Act of the Republic of Korea, all applicable state and U.S. federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the memorandum and articles of association or any contract to which Parent is a party or otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Parent’s Shareholders may vote. To the Knowledge of Parent, other than pursuant to the Lock-Up Agreements dated as of the date of this Agreement, none of the Parent Ordinary Shares, including those underlying the Parent ADSs to be issued as Merger Consideration, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any shareholder agreements, buy-sell agreements, restricted share purchase agreements, share purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which Parent is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

(d) Schedule 3.04(d) of the Parent Disclosure Letter accurately sets forth the name and place of incorporation or formation of each Subsidiary of Parent as of the date hereof. As of the date hereof, each such Subsidiary is directly or indirectly wholly owned by Parent. Each Group Company’s issued and outstanding shares, nominal share capital or other equity securities have been, to the extent applicable, duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, other than the Parent ADSs, no Group Company has granted or issued any outstanding options, share appreciation rights, phantom stock, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Ordinary Shares and there are no outstanding stock-based performance units, profit participations, restricted stock awards, restricted stock units or other equity-based compensation awards or similar rights with respect to the Parent, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Ordinary Shares or other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of Parent Ordinary Shares. There are no agreements requiring any Group Company to issue, purchase, register, redeem or otherwise acquire, or transfer, sell or otherwise dispose of any shares of capital stock or other securities of any Group Company, including any options, subscriptions, rights, warrants, calls or other similar commitments or agreements relating thereto, or any share appreciation rights or securities convertible into or exchangeable or exercisable for Parent Ordinary Shares other than Parent ADSs, or any commitments or agreements the value of which is determined by reference to the Parent Ordinary Shares other than the Parent ADSs. Other than pursuant to the Lock-Up Agreements, no shares or other securities of any Group Company, are subject to any proxies, voting agreements, voting trusts or other similar arrangements which affect the rights of holder(s) to vote such securities, nor are any stockholder agreements, buy-sell agreements, restricted share purchase agreements, equity purchase agreements, warrant purchase agreements, stock issuance agreements, stock option agreements, rights of first refusal or other similar agreements, in each case, to which the Parent or Merger Sub is a party, existing as of the date hereof with respect to such securities which in any manner would affect the title of any holder(s) to such securities or the rights of any holder(s) to sell the same free and clear of all Liens.

(e) Merger Sub is a newly incorporated company, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. Merger Sub is a direct wholly owned Subsidiary of Parent. Merger Sub has no Subsidiaries.

(f) Except for the obligations or liabilities incurred in connection with its organization, and the transactions contemplated by this Agreement, Merger Sub has not, and shall not have prior to the Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(g) Except as provided for in this Agreement, the other Transaction Documents, or pursuant to the PIPE Investment, as a result of the consummation of the Merger, no shares of capital stock, warrants, options or other securities of the Group Companies are issuable and no rights in connection with any shares, warrants, options or other securities of the Group Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.05 Parent Disclosures and Notifications; Financial Position

(a) Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with KOSDAQ.

(b) The financial statements of Parent were prepared in accordance with and Financial Investment Service and Capital Market Act of the Republic of Korea and all Relevant Accounting Standards (except as disclosed or stated in the relevant accounts) and gave a true and fair view of the state of affairs of Parent and the Group Companies at the end of each of the relevant financial periods, subject to any qualifications contained in the report of the auditors on such accounts and of the profits and cashflows of the Group Companies for each such period.

(c) Parent has established procedures which provide a reasonable basis for its directors to make proper judgments as to the financial position of the Group Companies.

(d) In the last 12 months, there has been no change in Parent’s internal control over financial reporting of the Parent or Group Companies that has affected, or is reasonably likely to affect, in any material respect, Parent’s internal control over financial reporting of the Group Companies.

(e) The Group Companies keep books, records and accounts which accurately and fairly reflect its transactions, assets and liabilities.

3.06 Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a) Set forth in Schedule 3.06 of the Parent Disclosure Letter are the following financial statements (the “Parent Financial Statements”):

(i) the unaudited consolidated balance sheet of each of the Group Companies as of December 31, 2023 and the related unaudited consolidated statement of comprehensive income (loss) for the six-month period then ended (such statements of operations collectively, the “Latest Statement of Operations”); and

(ii) the audited, consolidated balance sheets of the Group Companies as of June 30, 2022 and June 30, 2023 and the related consolidated statements of income, changes in deficit and cash flows for the years ended June 30, 2022 and June 30, 2023 (and which include the notes thereto and the report of Parent’s independent auditor).

(b) The Parent Financial Statements are true and correct in all material respects and (i) were prepared based upon the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with the applicable accounting standards of the Group Companies, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required under its applicable accounting standards and exclude year-end adjustments which shall not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Group Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end, including accounting for the Company’s preferred stock, warrants, and share-based awards.

(c) Since the Latest Balance Sheet Date, none of the Group Companies has incurred any obligation or liability of any nature (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP applied on a basis consistent with Parent’s past practices, other than any such liabilities or obligations (i) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date, (ii) that are described in Schedule 3.06 of the Parent Disclosure Letter, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) for performance of obligations of any Group Company under the Material Contracts, (v) otherwise disclosed in the Parent Financial Statements, this Agreement or the Parent Disclosure Letter or (vi) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Except as set forth in the Parent Financial Statements, no Group Company is subject to any liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Parent as of the balance sheet date contained in the Parent Financial Statements or (ii) not material and that were incurred after the balance sheet date in the Ordinary Course of Business consistent with past practice.

(e) The Parent has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Group Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Group Companies) is made known to the management of the Parent by others within any of the Group Companies and are effective in recording, processing, summarizing and reporting financial data. The Parent maintains and shall continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Each Group Company maintains books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Group Company does not maintain any off-the-book accounts and that such Group Company’s assets are used only in accordance with such Group Company’s management directives, (ii) transactions are executed in accordance with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Group Company in accordance with GAAP and to maintain accountability for such Group Company’s assets, (iv) access to such Group Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Group Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Group Company. For the past three (3) years, no Group Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices.

(f) Except as set forth on Schedule 3.06(f) of the Parent Disclosure Letter, none of the Group Companies nor, to the Knowledge of the Company, an independent auditor of the Group Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Group Companies, (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) to the Knowledge of the Company, any claim or allegation regarding any of the foregoing.

3.07 Absence of Certain Changes. During the period from the Latest Balance Sheet Date to the date hereof, each Group Company has conducted its business in the ordinary course substantially consistent with past practices and:

(a) there has not been a Material Adverse Effect;

(b) none of the Group Companies has declared, set aside or paid any dividend or other distribution or payment in respect of its securities other than intercompany distributions;

(c) none of the Group Companies has sold, assigned, transferred, conveyed, leased or otherwise disposed of any material portion of its assets or incurred any Indebtedness, except in the Ordinary Course of Business;

(d) none of the Group Companies has made any loans, advances, or capital contributions to, or investments in, any Person other than another Group Company;

(e) none of the Group Companies has (i) increased the base salary or base wages payable to any of its officers or employees other than increases made in the Ordinary Course of Business, (ii) increased severance obligations payable to any of its officers or employees or (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the Ordinary Course of Business;

(f) none of the Group Companies has acquired by merger, consolidation or otherwise any business of any Person or division thereof;

(g) there has not been any casualty event that has resulted in or is reasonably likely to result in a loss in excess of $500,000, whether or not covered by insurance;

(h) there has not been any material change by any of the Group Companies in accounting or Tax reporting principles, methods or policies;

(i) none of the Group Companies has made or rescinded any material election relating to Taxes, settled or compromised any material Claim relating to Taxes, or amended any material Tax Return;

(j) none of the Group Companies has settled any material Legal Proceedings; and

(k) none of the Group Companies has agreed or committed, whether orally or in writing, to do any of the foregoing.

3.08 Real Property; Tangible Property.

(a) Schedule 3.08(a) of the Parent Disclosure Letter sets forth the address and legal description of each parcel of Owned Real Property and the applicable Group Companies that is the owner thereof. Except as set forth on Schedule 3.08(a) of the Parent Disclosure Letter, Parent or one of its Subsidiaries has good, valid and marketable title to all Owned Real Property free and clear of all Liens, except Permitted Liens. Neither Parent nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. To the Knowledge of Parent, there are no facts, circumstances, or conditions that are reasonably likely to result in any Liens, except Permitted Liens, against, any possession or occupancy of, or claims to a right or interest in, any of the Owned Real Property. There are no Actions, rights of first refusal or options to acquire, lease, sell or dispose of any Owned Real Property or any portion thereof. Except as otherwise disclosed in Schedule 3.08(a) of the Parent Disclosure Letter, Parent or one of its Subsidiaries has exclusive possession of each Owned Real Property.

(b) Schedule 3.08(b) of the Parent Disclosure Letter lists all real property in which any of the Group Companies owns a leasehold interest as of the date hereof that are material to the operations of Parent (the “Leased Real Property”) and a complete list of the Real Property Leases applicable thereto. A true and complete copy of each of the written Real Property Leases, as in effect as of the date hereof, has been delivered to Parent and none of the written Real Property Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Parent. The title in and to the leasehold interests in the Leased Real Property of each of the Group Companies is free and clear of Liens, except for Permitted Liens. Each of the Real Property Leases is in full force and effect and the Group Companies hold valid and existing leasehold interests thereunder as of the date hereof and enjoys peaceful and undisturbed possession of all Leased Real Property. Other than assignments or security interests that have been or shall be terminated and released on or prior to the Closing Date, no Group Company has previously assigned its interest or granted any other security interest in any of the Real Property Leases. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the leases for the Leased Real Property, and no party to any Leased Real Property has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole. No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to any Leased Real Property, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) The Owned Real Property and the Leased Real Property constitute all of the material real property used as of the date hereof in the conduct of the business as conducted by the Group Companies as of the date hereof.

(d) The Group Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property of the Group Companies: (A) constitute all of the assets, rights and properties (other than the Intellectual Property of the Group Companies) that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

3.09 Tax Matters. Except as set forth on Schedule 3.09 of the Parent Disclosure Letters:

(a) each of the Group Companies has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct, and complete in all respects;

(b) all Taxes of the Group Companies (whether or not shown on any Tax Returns) that are due have been fully and timely paid;

(c) each of the Group Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;

(d) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Group Companies;

(e) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Group Companies or the assets of the Group Companies;

(f) no deficiency with respect to an amount of Taxes has been proposed, asserted or assessed against the Group Companies;

(g) no Group Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by a Group Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the Ordinary Course of Business;

(h) there are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for any material Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements entered into in the Ordinary Course of Business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes;

(i) none of the Group Companies have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years; and

(j) no Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) or as a transferee or a successor; nor (ii) in the last two (2) years has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Parent (or another Group Company).

Notwithstanding any other provision in this Agreement, the representations and warranties in Section 1.09, this Section 3.09 and Section 3.14 are the only representations and warranties in this Agreement with respect to the Tax matters of the Group Companies and no representation or warranty is given under this Agreement with respect to any taxable period (or part thereof) that begins after the Closing Date.

3.10 Contracts.

(a) Schedule 3.10 of the Parent Disclosure Letter sets forth a true, correct and complete list of each Material Contract (as defined below) of the Group Companies that is in effect as of the date of this Agreement. For purposes of this Agreement: “Material Contract” shall mean each of the following contracts to which any of the Group Companies is a party or bound as of the date hereof, other than those that have expired or terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder, in each case as amended to date:

(i) each lease or agreement under which the Parent is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $200,000 (excluding the Real Property Leases);

(ii) each contract (other than those entered into by the Group Companies in the Ordinary Course of Business and contracts that can be terminated on not more than 90 days’ notice) that involves future payments, performance or services to or by any of the Group Companies of any amount or value reasonably expected to exceed $500,000 in the 2024 calendar year or $1,000,000 in the aggregate;

(iii) each contract by which any Intellectual Property is licensed to or licensed from any of the Group Companies and that involves annual individual license or maintenance fees in excess of $200,000, other than pursuant to licenses to a Group Company with respect to off-the-shelf or other unmodified commercially available software, including software licensed under “click-wrap” or “shrink-wrap” agreements;

(iv) each material joint venture, profit-sharing, partnership, limited liability company or other similar agreement relating to the formation, operation, management or control of any joint venture, partnership or similar arrangement or licensing arrangement with a third party involving the sharing of profits of any of the Group Companies with such third party;

(v) each contract that prohibits any Group Company from competing in the business of the Group Companies as conducted as of the date hereof or in any geographic area or that restricts any Group Company’s ability to solicit or hire any person as an employee;

(vi) each contract with any director, officer, employee or equity holder of any Group Company (other than contracts relating to any person’s employment with a Group Company);

(vii) each contract under which any Group Company has made advances or loans to another Person, other than to another Group Company or with respect to employee advances for business expenses in the Ordinary Course of Business;

(viii) each contract relating to the incurrence, assumption or guarantee by any Group Company of any Indebtedness under which the principal amount outstanding thereunder payable by any Group Company is greater than $200,000, other than contracts solely between or among the Group Companies;

(ix) each contract with any labor union or collective bargaining association representing any employee of a Group Company;

(x) each contract for any merger, consolidation or business combination with another Person or the acquisition or sale of any Group Company or another entity or any material assets of a Group Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential purchase rights to purchase any of its material assets;

(xi) each contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xii) involves payment by the Group Companies in excess of $200,000 and is with any of the top five (5) suppliers of the Group Companies ranked by dollar volume of payment by the Group Companies;

(xiii) relates to a settlement of any Legal Proceeding for an amount greater than $200,000 entered into within three (3) years prior to the date of this Agreement or under which any Group Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xiv) in the Parent’s determination shall be required to be filed with the Form F-4 under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Parent was the registrant; or

(xv) provides another Person (other than another Group Company) with a power of attorney other than in the Ordinary Course of Business.

(b) With respect to each Material Contract, as of the date hereof (i) such Material Contract is the legal and valid obligation of the Group Company party thereto, and, to the Knowledge of Parent, of each other party thereto, enforceable against each of the Group Companies and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) no Group Company has given a written notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, and (iii) neither any Group Company thereto nor, to Parent’s Knowledge, any other party to any Material Contract is in material breach of or in material default under any Material Contract.

3.11 Intellectual Property and Data Security.

(a) Schedule 3.11(a) of the Parent Disclosure Letter sets forth: as of the date hereof, (i) all Group Company Registered Intellectual Property, specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (if applicable). Schedule 3.11(a) of the Parent Disclosure Letter sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Group Companies’ main businesses as currently conducted (“Group Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements for any Group Company to use Intellectual Property owned by any third party specified in commercial agreements entered into in the Ordinary Course of Business of the Group Companies), under which a Group Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each item of Registered Intellectual Property that is (i) necessary and material for the Group Company’s material business or operations as conducted as of the Closing (the “Group Company Business”) and (ii) owned by any Group Company (“Group Company Registered Intellectual Property”) is subsisting. Each Group Company owns, free and clear of all Liens (other than Permitted Liens) all Group Company Registered Intellectual Property, and where applicable, all assignments have been duly recorded with any governmental agencies or other Intellectual Property offices reflecting the correct ownership of such Group Company Registered Intellectual Property in the applicable Group Company name(s). Each Group Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Group Company IP Licenses applicable to such Group Company. To the Knowledge of the Parent, the Group Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Group Companies as presently conducted. Each Group Company has performed all material obligations imposed on it in the applicable Group Company IP Licenses, and such Group Company is not in material breach or material default thereunder in any material respect by any Group Company thereunder.

(b) As of the date hereof, no Group Company is currently infringing, or has, in the past five (5) years received any written notice that the conduct of the Group Company Business violates or infringes any Intellectual Property rights of any other Person, nor, to the Knowledge of Parent, does the conduct of Group Company Business violate or infringe any valid and enforceable Registered Intellectual Property of any other Person. To the Knowledge of Parent, no third party is infringing, in any material respect, any of the Group Company Registered Intellectual Property. No Legal Proceeding is pending, and, to the Parent’s Knowledge, no Legal Proceeding is threatened against a Group Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Group Companies for the Group Company Business. There are no Orders to which any Group Company is a party, or is otherwise materially affected thereby, that restrict the rights of a Group Company to use, transfer, license or enforce any material Intellectual Property owned by a Group Company or restrict the conduct of the Group Company Business in any material respects.

(c) Each of the employees, consultants or contractors of the Group Companies who have contributed to or participated in the discovery, creation or development of any material Group Company Registered Intellectual Property (“Personnel”) (i) has assigned to Parent, or is under a valid obligation to assign to the Group Companies by contract or otherwise, all right, title and interest in such Intellectual Property, or (ii) is a party to a valid “work for hire” agreement under which the Group Companies are deemed to be the original author/owner of all subject matter included in such Group Company Registered Intellectual Property; or (iii) to the extent the Personnel do not have the ability to take any of the actions described in the foregoing clauses (i) or (ii), has granted to the Group Companies a license or other legally enforceable right granting the Group Companies to use such Group Company Registered Intellectual Property.

(d) The Group Companies have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of Group Company Business. To the Knowledge of the Parent, no unauthorized disclosure of any such Trade Secret has been made as of the date hereof. The Group Companies have taken commercially reasonable efforts to maintain, protect and enforce the Intellectual Property owned or licensed by them.

(e) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Group Companies to own or use or otherwise exercise any other rights that the Group Companies currently have with respect to any Intellectual Property that is, individually or in the aggregate, material to the Group Companies.

(f) The Group Company Registered Intellectual Property is sufficient for the Group Companies to carry on the business in all material respects from and after the Effective Date as presently carried on by the Group Companies, consistent with past practice. After the Effective time, the Group Companies shall continue to have the right to use all Group Company IP Licenses on identical terms and conditions as the Group Companies enjoyed immediately prior to the Closing. To the Knowledge of the Parent, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center or Governmental Entity were used, directly or indirectly, in the development or commercialization, in whole or in part, of any Group Company Registered Intellectual Property and no such entity has any right, title or interest in or to any Group Company Registered Intellectual Property.

(g) To the Knowledge of the Parent, each of the Group Companies, and any Processor, to the extent that such Processor was Processing Personal Information on behalf of any Group Company, has at all times during the past two (2) years materially complied with: (i) all applicable Privacy Laws; and (ii) all of the Group Companies’ obligations regarding Personal Information under any contracts; in each case other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of the Parent, none of the Group Companies has received in the two (2) years prior to the date of this Agreement any written notice of any investigations or claims relating to, or been charged with, any violation of, any Privacy Laws, other than any such investigation, claims or charges that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Parent, each of the Group Companies has implemented and maintained commercially reasonable business continuity and security, including back-ups, disaster recovery and security plans, procedures and facilities, regarding the confidentiality, integrity and availability of Parent IT Systems and Personal Information, in its possession, custody, or under its control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure. To the Knowledge of the Parent during the past two (2) years, (i) there have been no material breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information in the possession, custody, or control of any of the Group Companies, Processed by the Group Companies (each, a “Personal Information Breach”); (ii) none of the Group Companies have experienced any material information security incident that has materially compromised the integrity or availability of the Parent IT Systems or the data thereon; and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach; in each case, other than any Personal Information Breaches that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.12 Legal Proceedings; Orders. Except as disclosed in Schedule 3.12 of the Parent Disclosure Letter, there are no Legal Proceedings pending and, to the Knowledge of Parent, there are no Legal Proceeding threatened orally or in writing, against any of the Group Companies or any of its officers or directors, other than any such Legal Proceeding that does not involve an amount in controversy in excess of $100,000 and does not seek material injunctive or other material non-monetary relief. There is no Order outstanding as of the date hereof (whether rendered by a Governmental Entity or by arbitration) against any Group Company or by which any Group Company is bound that involves an unsatisfied monetary obligation in excess of $100,000 or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Parent, there are (a) no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding, (b) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; and (c) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on any of the Group Companies.

3.13 Consents. Except as disclosed in Schedule 3.13 of the Parent Disclosure Letter, no additional approval, consent, waiver or authorization of, no Order or filing with, and no notice to, any Governmental Entity or Real Property Lease is or shall be required to be obtained or made by or on behalf of any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger, except (a) for the registration of the Merger Documents (including the Plan of Merger) by the Cayman Registrar and (b) as would not result in a Material Adverse Effect.

3.14 Employee Benefits.

(a) Set forth on Schedule 3.14 of the Parent Disclosure Letter is a true and complete list of China Social Insurance Benefits that each Group Company maintains and makes required contributions to for the full-time employees of the Group Companies. No Group Company is subject to ERISA and for the purposes of ERISA, China Social Insurance Benefits may be deemed to be a Foreign Plan. Other than the China Social Insurance Benefits on Schedule 3.14 of the Parent Disclosure Letter, no Group Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Parent Employee Benefit Plan.

(b) Except as set forth on Schedule 3.14 of the Parent Disclosure Letter, with respect to such China Social Insurance Benefits: (i) such China Social Insurance Benefits have been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Group Company has occurred; (iii) no action that would result in a material Liability to any Group Company is pending, or to the Parent’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all required contributions with respect to such China Social Insurance Benefits have been timely made. The Group Companies are, and have since their respective incorporation been, in compliance in all material respects with all applicable Laws regarding the China Social Insurance Benefits.

(c) The consummation of the transactions contemplated by this Agreement and the Transaction Agreements will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Group Company.

3.15 Insurance. The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, cyber security, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement. With respect to each insurance policy all policies of insurance maintained by, or for the benefit of, each Group Company as of the date hereof, no Group Company or, to the Knowledge of Parent, insurer, is in material breach or material default (including with respect to the payment of premiums or the giving of notices), under such policy and all premiums on such insurance policies due and payable as of the date hereof have been paid. All such policies as set forth in Schedule 3.15 of the Parent Disclosure Letter and are in full force and effect and no written notice of early cancellation or early termination has been received by any Group Company as of the date hereof with respect to any such policy and the policy limits have not been exhausted. All claims, occurrences, litigation and circumstances that could reasonably expected by any Group Company lead to a claim what would be covered by insurance policies have been properly reported to the applicable insurer in a timely fashion, except where the failure to report such a claim, occurrence, litigation or circumstance would not reasonably be expected to have a Material Adverse Effect. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

3.16 Legal Requirements and Permits.

(a) Each of the Group Companies has during the past three (3) years complied in all material respects with, and is in compliance in all material respects with all applicable Legal Requirements. No written, or to the Knowledge of the Parent, oral notice of material non-compliance with any applicable Legal Requirements has been received during the past two (2) years by any of the Group Companies. To the Knowledge of Parent, as of the date hereof no Group Company is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable legal requirements.

(b) Except for such failures or non-compliance as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Group Companies have been granted all licenses, permits, consents, approvals, franchises and other authorizations required to be obtained under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the business taken as a whole (collectively, the “Material Permits”), (ii) the Material Permits are valid and in full force and effect and each Group Company is in compliance with all of its Material Permits in all material respects and (iii) as of the date hereof there is no lawsuit or similar proceeding pending or, to the Knowledge of Parent, threatened, to revoke, suspend, withdraw or terminate any Material Permit. Except as set forth on Schedule 3.16 of the Parent Disclosure Letter, no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit, except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.17 Environmental Matters.

(a) Each of the Group Companies is in compliance with all Environmental Laws, which compliance includes the possession by the Group Companies of all Permits, licenses, consents, approvals and other governmental authorizations required under Environmental Laws except as would not result in a Material Adverse Effect. Schedule 3.17(a) of the Parent Disclosure Letter sets forth each license or certificate held by the Group Companies required under applicable Environment Laws.

(b) (i) There is no Environmental Claim pending as of the date hereof or, to the Knowledge of the Parent, threatened against any of the Group Companies that has not been fully resolved and (ii) to the Knowledge of Parent, there has been no release of any Hazardous Materials at any Leased Real Property that would reasonably be expected to result in any material liability against the Group Companies, including any cleanup liability, under Environmental Laws and no handling, storage or generation of wastes containing Hazardous Materials by the Group Companies against the Group Companies under Environmental Laws, except, in each case, as would not result in a Material Adverse Effect.

(c) No Group Company is subject to any Order issued specifically with respect to the Group Companies or the Leased Real Property that has not been fully resolved relating to compliance with, or the Release or cleanup of Hazardous Materials under, any Environmental Laws.

3.18 Relationships with Related Persons. Other than those disclosed in Schedule 3.18 of the Parent Disclosure Letter, the Group Companies are not parties to any contracts with any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company other than contracts governing an individual’s provision of services to the Group Companies and employee benefits and contracts between Group Companies. No Group Company has loaned or advanced any amounts that remain outstanding to or received any loans or advancement of any amounts from, any Affiliate, shareholder, employee, member, manager, officer or director of any Group Company, other than in the Ordinary Course of Business or intercompany loans between Group Companies, and no Group Company has borrowed funds from any of the foregoing that remains outstanding other than intercompany loans between Group Companies. No Affiliate, shareholder, employee, member, manager, officer or director of a Group Company (other than another Group Company) (a) owns any material property right, tangible or intangible, which is used by a Group Company in the conduct of its business or (b) owns, directly or, to the Knowledge of Parent, indirectly, any Person that is a material customer, supplier, competitor or lessor of any Group Company. As of the date hereof there is no pending or, to the Knowledge of Parent, threatened charge, complaint, arbitration, audit, investigation or other action brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of any Group Company that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

3.19 Employees; Employment Matters and Independent Contractors.

(a) As of the date hereof, neither the Parent nor any of its Subsidiaries is or ever has been a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. There has been no organizational effort made or, to the knowledge of Parent, threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to the service providers of the Parent or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each of Parent and Merger Sub is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, (ii) all payments due from Parent or Merger Sub on account of wages have been paid or properly accrued as a liability on the books of Parent; and (iii) no Group Company is liable for any material payment to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(b) No current officer of a Group Company has provided any Group Company written notice of his or her plan to terminate his or her employment with such Group Company. Additionally, none of the ten-highest paid employees or officers of a Group Company has, to the Knowledge of the Parent, given oral notice of his or her plan to terminate his or her employment with any Group Company.

(c) During the past two (2) years, to the Knowledge of the Parent, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director or employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. During the past two (2) years, none of the Group Companies has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above. There are no pending, or to the Parent’s Knowledge, threatened or reasonably anticipated, claims or actions against the Group Companies by any employee in connection with such employee’s employment or termination of employment by the Group Companies.

(d) Schedule 3.19(d) of the Parent Disclosure Letter contains a list of all independent contractors (including consultants) currently engaged by any Group Company and its agreement relating to their engagement. All of such independent contractors are a party to a written contract with a Group Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Group Company are bona fide independent contractors and not employees of a Group Company. For the purpose of this section, “independent contracts” means the individuals who are currently engaged by any Group Company to provide services and who are not full-time employees of any Group Company.

(e) Each employee and consultant of the Group Companies is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between any Group Company and any of its employees or consultants that their employment or services shall be for any particular period. The Group Companies are in compliance in all material respects and, to the Parent’s Knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Group Companies and such individuals. The Group Companies’ obligations to provide statutory severance pay to its employees are fully funded or accrued on the most recent Parent Financial Statements and the Parent has no Knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled).

3.20 Brokers’ Fees. Other than those disclosed in Schedule 3.20 of the Parent Disclosure Letter, no Group Company is liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that shall be the obligation of Parent or any of the other Group Companies (following the Closing).

3.21 Absence of Certain Payments. As of the date of this Agreement, to the Knowledge of the Parent, no employee of a Group Company has, and no agent or other Representative when acting on behalf of a Group Company has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment. No Group Company or, to the Knowledge of the Parent, any of their respective directors, officers acting on behalf of a Group Company, is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Entity; (ii) incorporated, organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in clause (i) or (ii); and no Group Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC (as specified in clause (ii) of this Section), or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

3.22 Books and Records. All books and records of the Group Companies are accurate and are maintained in accordance with applicable Laws, in each case, in all material respects.

3.23 Vote Required. The approvals of a special resolution of Parent Shareholders as set forth on Schedule 3.23 of the Parent Disclosure Schedule are the only vote of any class or series of shares of Parent that is required to approve the Parent Proposals (the “Parent Required Vote”).

3.24 Company Investigations. Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning, the Company and their respective businesses and operations.

3.25 Takeover Statutes and Charter Provisions. The Parent’s board of directors has made commercially reasonable efforts to cause that the restrictions on a “business combination” contained under any Laws that would otherwise be applicable to the Parent and that are in effect as of the date of this Agreement are inapplicable to this Agreement. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar Law applies with respect to any of the Group Companies in connection with this Agreement. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Group Companies is subject, party or otherwise bound.

3.26 Powers of Attorney. None of the Group Companies have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.27 Board Approval. The Parent board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Parent Shareholders, and (c) subject to the effectiveness of the Form F-4 and receipt of the Regulatory Approvals, recommended that the Parent Shareholders approve, authorize and adopt this Agreement, the Merger and the other transactions and vote in favor of the Parent Proposals.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PARENT AND THE MERGER SUB IN THIS ARTICLE III, NEITHER PARENT NOR MERGER SUB IS MAKING ANY REPRESENTATION OR WARRANTY TO COMPANY WITH RESPECT TO PARENT, MERGER SUB, THEIR RESPECTIVE AFFILIATES OR ANOTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, THIS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY ANY PERSON TO COMPANY OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. COMPANY MAY NOT RELY ON ANY SUCH OTHER DOCUMENTATION, FORECASTS, PROJECTIONS ORNOTHER INFORMATION AS A REPRESENTATION OF PARENT, MERGER SUB, THEIR RESPECTIVE AFFILIATES OR SHAREHOLDERS IN DETERMINING TO ENTER INTO THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE PARENT, MERGER SUB, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE SHAREHOLDERS SHALL HAVE, OR BE SUBJECT TO, ANY LIABILITY UNDER THE TRANSACTION DOCUMENTS TO COMPANY, ITS SHAREHOLDERS OR AFFILIATES RESULTING FROM THE DISTRIBUTION TO, OR USE BY, ANY OF THEM OF ANY SUCH DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION FURNISHED OR MADE AVAILABLE TO ANY OF THEM OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ANY OF THEM IN ANY DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT IN THE CASE OF FRAUD. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE PARENT AND THE MERGER SUB.

ARTICLE IV

COVENANTS OF THE COMPANY

4.01 Operations of the Company Prior to the Closing.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, and except as contemplated by this Agreement or with the prior written approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) conduct its business, in all material respects, in the Ordinary Course of Business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:

(i) take any action in violation or contravention of any of the Company’s Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(ii) split, combine or reclassify the Company Shares;

(iii) except pursuant to promissory notes issued for working capital purposes (the “Working Capital Loans”) or in connection with any extension of the time period within which the Company must complete its initial business combination in accordance with its Governing Documents (the “Extension Loans”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests;

(iv) make any redemption or purchase of its equity interests, except pursuant to the Offer or as otherwise required under its Governing Documents;

(v) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its equity securities;

(vi) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(vii) make any amendment or modification to the Company Trust Agreement, except pursuant to the Offer or in connection with the Extension;

(viii) make or allow to be made any reduction or increase in the Company Trust Amount, other than as expressly permitted by the Company’s Governing Documents or the Company Trust Agreement;

(ix) incur any indebtedness, expenses or any other financial obligations that shall become the obligations of the Surviving Company at or following the Effective Time or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for indebtedness, except for any Extension Loans, Working Capital Loans, or Company Transaction Costs;

(x) intentionally omitted;

(xi) establish any Subsidiary or acquire any interest in any asset;

(xii) prepare or file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xiii) settle or otherwise compromise any material Claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any material dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;

(xiv) except in connection with an Extension, amend, waive or terminate, in whole or in part, any other material agreement to which the Company is a party;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) adopt any Company Employee Benefit Plan; or

(xvii) enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 4.01, nothing in this Agreement shall prohibit or restrict the Company from extending one or more times, in accordance with the Company’s Governing Documents, or by amendment to the Company’s Governing Documents, the deadline by which it must complete its initial business combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(c) Nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing.

4.02 Access to Books and Records. Subject to Section 4.01(a)(xi), from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall provide Parent and its authorized Representatives reasonably acceptable to the Company (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, senior personnel, and all financial books and records (including Tax records) of the Company in order for Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 4.02, Parent and the Parent’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of the Company and such access shall be subject, at all times, to the terms and conditions of the Non-Disclosure Agreement signed by Parent and the Company and dated July 8, 2024. Notwithstanding anything contained herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 4.02 shall qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.03(a).

4.03 Company Confidentiality. Prior to the Closing, the Company shall not disclose any Confidential Information of Parent and Merger Sub, except to the Company’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein, provided that the Company shall remain responsible for each such person’s compliance with this Section 4.03. The Company shall not be in violation of this Section 4.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that the Company (i) gives Parent prompt written notice of such requirement prior to disclosure and provides reasonable assistance to Parent in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. The Company shall notify Parent in writing promptly upon any unauthorized use or disclosure of Confidential Information of Parent or Merger Sub of which it becomes aware. Notwithstanding the foregoing, however, the provisions of that certain Non-Disclosure Agreement signed by Parent and the Company and dated July 8, 2024 shall remain in full force effect and to the extent that any part of this Section 4.03 is in conflict with such Non-Disclosure Agreement, the provisions of this Section 4.03 shall control.

4.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.01 and Section 7.03); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Company in the event the Closing does not occur. The Parties acknowledge and agree that nothing contained in this Section 4.04 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of the Company’s obligations under this Agreement.

4.05 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, the Company shall not take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than Parent and Merger Sub and their respective Representatives or as contemplated by this Agreement and the other Transaction Documents) concerning any alternative business combination transaction involving the Company, including any purchase or sale of equity or assets of the Company by any other Person, any purchase or sale of equity or assets of any other Person by the Company, any merger, combination or recapitalization of the Company or any Subsidiary thereof or any merger, combination or recapitalization of any other Person in a transaction to which the Company or any Subsidiary thereof is a party (each such transaction, a “Company Acquisition Transaction”); provided that this Section 4.05 shall not apply to the Company in connection with communications to its shareholders related to the transactions contemplated by this Agreement. The Company shall, and shall cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Parent and Merger Sub and their respective Representatives) conducted heretofore with respect to any Company Acquisition Transaction. In the event that any unsolicited inquiry is made by a potential party to a Company Acquisition Transaction, whether formal or informal, Company shall promptly notify Parent that such contact has occurred and provide the name of the Person who made such contact and if terms were proposed, what terms were so proposed.

4.06 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Company becomes aware of any fact or condition arising after the date hereof that constitutes a breach of any representation or warranty made by the Company in ARTICLE II or of any covenant, in each case that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, the Company shall disclose in writing to Parent such breach.

ARTICLE V
COVENANTS OF PARENT AND MERGER SUB

5.01 Operations of Parent and Merger Sub Prior to Closing.

(a) From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) if the Company shall have consented (which consent shall not be unreasonably withheld, conditioned or delayed) after notice has been provided by Parent or (ii) as otherwise contemplated by this Agreement, Parent (A) shall conduct its business and the businesses of the other Group Companies in the Ordinary Course of Business and use commercially reasonable efforts to keep available the services of its and the other Group Companies’ officers and employees; and (B) shall and shall cause the Group Companies to, keep all insurance policies currently in effect, or policies that are substantially similar in all material aspects with the terms, conditions, retentions, and limits of liability under the insurance in effect as of the date hereof, provided that, notwithstanding the foregoing or clause (A) or (B) of this Section 5.01, Parent may use available cash to repay up to $500,000 of any Indebtedness outstanding as of the date of this Agreement; and (C) shall not, and shall not permit any Group Company to:

(i) except for issuances of (A) replacement certificates for Parent Ordinary Shares, (B) new certificates for Parent Ordinary Shares in connection with a transfer of Parent Ordinary Shares by the holder thereof, (C) Additional Parent Ordinary Shares, (D) Parent ADSs upon the Closing of the Merger, or (E) securities in connection with a PIPE Investment, sell or deliver any of its or any of its Subsidiaries’ equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities;

(ii) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(iii) except for any amendments necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents, amend the Parent’s Governing Documents or any of its Subsidiaries’ organizational documents;

(iv) make any distribution of cash or property or otherwise declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

(v) (A) sell, assign or transfer any material portion of its tangible assets, except in the Ordinary Course of Business for (1) inventory assets and (2) non-inventory assets having an aggregate value of less than $200,000 and except for sales of obsolete assets or assets with de minimis or no book value; or (B) mortgage, encumber, pledge, or impose any Lien upon any of its assets, except for Permitted Liens or in the Ordinary Course of Business;

(vi) materially amend or voluntarily terminate any Material Contract or Real Property Leases other than in the Ordinary Course of Business;

(vii) make any capital investment in, or any advance or loan to, any other Person (other than among the Group Companies);

(viii) enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

(ix) cancel any material third-party indebtedness owed to any Group Company;

(x) make or change any material election in respect of Taxes or material method of accounting or accounting policies of any Group Company, in each case unless required by Law or GAAP;

(xi) file any Tax Return materially inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including materially inconsistent positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date);

(xii) make any acquisition of a business or a division thereof, or consummate any merger or similar business combination or enter into any binding agreement for such an acquisition, merger or similar business combination with any Person (provided that (A) non-binding letters of interests shall not be considered a binding agreement solely due to binding provisions related to exclusivity, expenses, confidentiality, choice of law or other similar matters, and (B) licenses of intellectual property rights (whether exclusive or non-exclusive) shall not be deemed to be an acquisition, merger or similar business combination);

(xiii) incur any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Parent or any of its Subsidiaries or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than a wholly owned Subsidiary of Parent for Indebtedness) (except for (A) in connection with refinancing of existing Indebtedness on terms no less favorable to Parent than, and in an aggregate principal amount not in excess of, such existing Indebtedness, (B) borrowings under or permitted by Parent’s existing credit facilities set forth on Schedule 3.10(a)(viii) of the Parent Disclosure Letter, or (C) in connection with a PIPE Investment); or

(xiv) agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations prior to the Closing

5.02 Access to Books and Records. During the period from the date hereof through the Closing or the earlier termination of this Agreement and the Closing Date, Parent shall provide the Company and its authorized Representatives reasonably acceptable to the Company (the “Company’s Representatives”) with reasonable access, during normal business hours, and upon reasonable notice, to the books and records (including Tax records) of the Group Companies all financial books and records (including Tax records) of the Group Companies in order for Company to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 5.02 Company’s Representatives shall not be permitted to interfere unreasonably with the conduct of the business of the Parent or any of its Subsidiaries and such access shall be subject, at all times, to the terms and conditions of the Non-Disclosure Agreement signed by Parent and the Company and dated July 8, 2024. Notwithstanding anything contained herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Parent to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which the Company is bound, or violate any applicable Law. Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to the Closing set forth in Section 7.02(a).

5.03 Parent Confidentiality. Prior to the Closing, Parent shall not disclose any Confidential Information of the Company, except to Parent’s (i) legal and financial advisors who are subject to a duty to maintain the confidentiality of any such information and (ii) employees and contractors who need to know such information for the evaluation, negotiation and consummation of the transactions contemplated hereby and have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein; provided that Parent shall remain responsible for each such person’s compliance with this Section 5.03. Parent shall not be in violation of this Section 5.03 with regard to any disclosure in response to a valid Order or other Legal Requirement, provided that Parent (i) gives the Company prompt written notice of such requirement prior to disclosure and provides reasonable assistance to the Company in efforts to obtain an order protecting such Confidential Information from public disclosure or (ii) if such notice is prohibited by law, uses reasonable efforts to seek to obtain confidential treatment for, and otherwise prevent disclosure of, such Confidential Information. Parent shall notify the Company in writing promptly upon any unauthorized use or disclosure of the Confidential Information of the Company of which it becomes aware. Notwithstanding the foregoing, however, the provisions of that certain Non-Disclosure Agreement signed by Parent and the Company and dated July 8, 2024 shall remain in full force effect and to the extent that any part of this Section 5.03 is in conflict with such Non-Disclosure Agreement, the provisions of this Section 5.03 shall control.

5.04 Exclusive Dealing. During the period from the date hereof through the Closing or the earlier termination of this Agreement, none of Parent or Merger Sub shall take any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to, any Person (other than the Company and the Company’s Representatives) concerning an initial public offering, recapitalization or refinancing of any member of the Group Companies (other than as contemplated by this Agreement and the other Transaction Documents), any purchase of a majority of the outstanding Parent Ordinary Shares or any merger, sale of a majority of the assets of the Group Companies or similar transactions involving the Group Companies or their respective securities (other than assets sold in the Ordinary Course of Business and licenses (whether exclusive or non-exclusive) of the intellectual property rights of a third Person) (each such transaction, an “Alternative Transaction”); provided that this Section 5.04 shall not apply to Parent or Parent’s Representatives in connection with shareholder communications related to the transactions contemplated by this Agreement and the other Transaction Documents or the execution, delivery and performance thereof. Parent shall, and shall cause its Subsidiaries to, cease and cause to be terminated (a) any existing discussions, communications or negotiations with any Person (other than the Company and the Company’s Representatives) conducted heretofore with respect to any Alternative Transaction and (b) any such Person’s and its authorized Representatives’ access to any electronic data room granted in connection with any acquisition transaction.

5.05 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Parent has Knowledge of any fact or condition that constitutes a breach of any representation or warranty made in ARTICLE III or any covenant that would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) as applicable, not to be satisfied as of the Closing Date, Parent shall disclose in writing to the Company such breach.

5.06 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in ARTICLE VII). The Parties acknowledge and agree that nothing contained in this Section 5.06 shall limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any of Parent’s or Merger Sub’s respective obligations under this Agreement.

5.07 Establishment of ADR Facility.

(a) Parent shall cause a sponsored American depositary receipt (“ADR”) facility (the “ADR Facility”) to be established with a depositary bank (the “Depositary Bank”) for the purpose of issuing the Parent ADSs, including specifically and without limitation entering into a customary deposit agreement (the “Deposit Agreement”) with the Depositary Bank establishing the ADR Facility, to be effective as of the Effective Time, and filing with the SEC the Form F-6. Parent shall consider in good faith the comments of the Company on the Deposit Agreement, and the Deposit Agreement shall be subject to the approval of the Company, such approval not to be unreasonably withheld. In any event, subject to the prior sentence and applicable Laws, the Deposit Agreement shall (A) provide (i) that each Parent ADS under the ADR Facility shall represent and be exchangeable for such number of Parent Ordinary Shares as shall be necessary, from time to time, to satisfy the Parent’s obligations under this Agreement and the other Transaction Documents to which it is a party, (ii) for customary provisions for the voting by the Depositary Bank of such Parent Ordinary Shares as instructed by the holders of the Parent ADSs, (iii) for the issuance, at the request of a holder, of either certificated or uncertificated ADRs, (iv) subject to the limitations provided for in General Instruction I.A.1 of SEC Form F-6, that holders of Parent ADSs shall have the right at any time to exchange their Parent ADSs for the underlying Parent Ordinary Shares and (v) that the Parent Ordinary Shares deposited by Parent with the custodian for the ADR Facility shall be held by the custodian for the benefit of the Depositary Bank, (B) require the Depositary Bank to forward voting instructions and other shareholder communications (including notices, reports and proxy solicitation materials) to the registered holders of Parent ADSs promptly following its receipt of such materials, (C) include customary provisions for the distribution to holders of Parent ADSs of dividends, other distributions or the rights to participate in any rights offerings in each case received by the custodian from Parent, and (D) not permit (x) except as required by applicable Law, any amendment that prejudices any substantial right of Parent ADS holders without giving at least 30 days’ notice to the holders of the outstanding Parent ADSs, or (y) any termination by Parent or the Depositary Bank on less than 30 days’ written notice to Parent ADS holders. The material terms of the Deposit Agreement and the Parent ADSs shall be described in the Proxy Statement. At or prior to the Effective Time, Parent shall cause the Depositary Bank to issue a number of Parent ADSs sufficient to constitute the Merger Consideration.

5.08 Audited Financial Statements. As promptly as reasonably practicable following the date hereof, Parent shall deliver to the Company (i) by November 20, 2024, the audited consolidated balance sheets of the Group Companies as of June 30, 2024, 2023 and 2022 and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies for each of the periods then ended, audited in accordance with the standards of the U.S. Public Company Accounting Oversight Board (the “PCAOB”) and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Group Companies and consolidated statement of comprehensive income, statement of shareholders’ equity and convertible preferred shares and consolidated statements of cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Form F-4, Proxy Statement, and any other filings to be made by the Company or Parent with the SEC in connection with the Merger. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Form F-4, Proxy Statement, and any other filings to be made by the Company or Parent with the SEC in connection with the Merger, (A) shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) shall fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) shall, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

ARTICLE VI
ACTIONS PRIOR TO THE CLOSING

The Parties covenant and agree to take the following actions:

6.01 The Registration Statements and Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and cause to be furnished to the SEC a proxy statement to be sent or otherwise made available to the Company Shareholders relating to the Company Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”); and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and (A) cause to be filed with the SEC (x) the Registration Statement on Form F-4 (the “Form F-4”) relating to the registration of the offer and sale of Parent Ordinary Shares to be issued in connection with the Merger, in which the Proxy Statement shall be included, and (y) the Form 8-A (the “Form 8-A”) in connection with the registration under the Exchange Act of the Parent ADSs contemplated pursuant to the Merger and (B) cause the Depositary Bank to file with the SEC the Form F-6 (the “Form F-6”) relating to the registration under the Securities Act of the Parent ADSs contemplated pursuant to the Merger. Parent and the Company shall use their respective reasonable best efforts to have the Form F-4, the Form 8-A and the Form F-6 declared effective under the Securities Act as soon as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4, the Form 8-A, the Form F-6 and Proxy Statement, and the Form F-4, the Form 8-A, the Form F-6 and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form F-4, the Form 8-A, the Form F-6 or Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Form F-4, the Form 8-A, the Form F-6 or the Proxy Statement, as applicable. Each of the Company and Parent shall use its reasonable best efforts to respond as soon as reasonably practicable to any comments from the SEC with respect to the Form F-4, the Form 8-A, the Form F-6 or Proxy Statement. Notwithstanding the foregoing, prior to filing or causing to be filed the Form F-4, the Form 8-A, the Form F-6 or the Proxy Statement (or any amendment or supplement thereto) to the SEC and making it available to the shareholders of the Company or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall (A) provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (B) consider in good faith all comments reasonably proposed by the other. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4, the Form 8-A and the Form F-6, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act or any applicable non-U.S. or U.S. state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration. Parent shall use its reasonable best efforts to keep the Form F-4, the Form 8-A and the Form F-6 effective as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(b) The Company, on the one hand, and Parent, on the other hand, covenant that none of the information supplied or to be supplied by Parent or the Company, as applicable, for inclusion or incorporation by reference in (i) the Form F-4, the Form 8-A or the Form F-6 shall, at the time the such filing or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; or (ii) the Proxy Statement shall, at the date it is first filed with the SEC in definitive form or mailed or otherwise made available to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4, the Form 8-A and the Form F-6 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, it being understood that no covenant is made by Parent or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, it being understood that no covenant is made by the Company with respect to statements or omissions made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(c) If prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, then Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(d) If prior to the Effective Time, any event occurs with respect to the Company or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, in each case that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6, then the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, the Form F-4, the Form 8-A or the Form F-6 and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

6.02 Regulatory Filings. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals. The Parties shall use their reasonable best efforts to: (a) respond to any requests for additional information made by any Governmental Entity; (b) provide the other Party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (oral or written) communication to be submitted or made to any Governmental Entity and such receiving Party shall consider any such received comments in good faith; (c) advise the other Party (and, where applicable, provide a copy) of any written or oral communications that it receives from any Governmental Entity in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; and (d) provide the other Party with a reasonable opportunity to participate in any meetings with any Governmental Entity (subject to any opposition by a Governmental Entity to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Entity. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude a Party from receiving any confidential competitively sensitive information otherwise required to be shared under this Section 6.02, provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Entity without the other Party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any Order challenging the completion of the Merger or any temporary or permanent injunction which could delay or prevent the Closing, all to the end of expediting consummation of the Merger contemplated herein. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) none of the Company, Parent or Merger Sub shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither Parent nor Merger Sub shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates or the Company or any of its Subsidiaries, or (B) the imposition of any license or condition or the commitment to take any action (or to refrain from taking any action) that limits in any manner its freedom of action with respect to, or its ability to operate, any of the assets or businesses of Parent or the Company or any of their respective Subsidiaries (any of (A) or (B) a “Regulatory Restraint”). The Company (x) shall not, in connection with obtaining regulatory approval of the transactions contemplated by this Agreement, take or agree to take any action identified in clauses (i) or (ii) of the immediately preceding sentence without the prior written consent of Parent and (y) if so requested by Parent, shall use reasonable best efforts to effect any license, divestiture, disposition or holding separate of any of the Company’s assets or businesses necessary to obtain Regulatory Approvals; provided that any such action shall be conditioned on the consummation of the Merger and no such action shall be effective prior to the Closing.

6.03 Shareholder Vote; Recommendation of the Company Board. The Company, through the Company Board, shall recommend that the Company Shareholders vote in favor of adopting and approving this Agreement and the transactions contemplated hereby and in the other Transaction Documents, including the Merger, and the Company shall include such recommendation in the Proxy Statement. Prior to the termination of this Agreement in accordance with ARTICLE IX, neither the Company Board nor any committee or agent or other Representative thereof shall (i) withdraw (or modify in any manner adverse to Parent), or propose to withdraw (or modify in any manner adverse to Parent), the Company Board’s recommendation in favor of the Merger, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to a Company Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (v) fail to recommend against any Company Acquisition Transaction, (vi) fail to re-affirm the aforementioned Company Board recommendation of the Merger at the written request of Parent within five (5) Business Days or (vii) resolve or agree to do any of the foregoing (the foregoing actions may be referred to herein as a “Change in Recommendation”). Notwithstanding the foregoing, however, the board of directors of the Company may make a Change Recommendation prior to receipt of the Company Required Vote if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach by the directors of their fiduciary duties under applicable Legal Requirements; provided, however, the board of directors of the Company shall not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (1) the Company has provided at least five (5) Business Days’ prior written notice to Parent advising that the board of directors of the Company proposes to take such action and which notice contains the material facts underlying the board of directors’ determination to make, or agree or resolve to make, a Change in Recommendation (a “Change in Recommendation Notice”), (2) during such five (5) Business Day period following the Parent’s receipt of a Change in Recommendation Notice, the board of directors of the Company has engaged in good faith negotiations with the Parent and its Representatives (to the extent that the Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation and (3) following expiration of such five (5) Business Day period, the board of directors of the Company reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would constitute a breach by the directors of the Company of their fiduciary duties under applicable Legal Requirements.

6.04 Company Shareholders’ Meeting.

(a) The Company shall take all action necessary under applicable Law to, in consultation with Parent, establish a record date for, call, give notice of and hold a meeting of the holders of Company Shares to (i) provide the Company Shareholders with the opportunity to redeem their Company Shares and (ii) consider and vote on the Merger and any other Transaction Proposals set forth in the Proxy Statement (such meeting, the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and the Company’s Governing Documents, after the Form F-4, is declared effective by the SEC. Parent and the Company shall use commercial reasonably efforts to hold the Company Shareholders Meeting and the Parent Shareholders’ Meeting on the same day. The Company shall take reasonable measures to ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Company Shareholders’ Meeting, or a date preceding the date on which the Company Shareholders’ Meeting is scheduled, the Company reasonably believes that (i) such adjournment is required by applicable Legal Requirements, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of the Company has determined in good faith is required by applicable Legal Requirements is disclosed to Company Shareholders and for such supplement or amendment to be promptly disseminated to the Company Shareholders with sufficient time prior to the Company Shareholders’ Meeting; (iii) it shall not receive proxies sufficient to obtain the Company Required Vote, whether or not a quorum would be present or (iv) it shall not have sufficient Company Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, the Company may adjourn, or make one or more successive adjournments of, the Company Shareholders’ Meeting as long as the date of the Company Shareholders’ Meeting is not adjourned more than an aggregate of 20 Clear Days in connection with any adjournments.

(b) the Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 6.04(a) shall not be limited or otherwise affected by any breach by the Company of Section 6.03.

6.05 Listing.

(a) From the date of this Agreement through the Closing,

(i) The Company shall use all reasonable efforts that are necessary or desirable for the Company to remain listed as a public company on, and for Company Shares to be tradable over, the applicable Nasdaq market(s);

(ii) Parent shall use all reasonable efforts that are necessary or desirable for Parent to apply for a new listing of Parent ADSs on, and for Parent ADSs to be tradeable over, the applicable Nasdaq market(s); and

(iii) Parent shall use all reasonable efforts that are necessary or desirable for it to remain listed on, and for the Parent Ordinary Shares to be tradable over, the KOSDAQ.

6.06 The Parent Circular.

(a) As soon as reasonably practicable following the date of this Agreement, (i) Parent shall prepare (with the Company’s reasonable cooperation) and send or otherwise made available to the Parent Shareholders a circular convening the Parent Shareholders’ Meeting (together with any amendments or supplements thereto, the “Circular”); and (ii) the Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Circular. Prior to sending the Circular (or any amendment or supplement thereto) to the Parent Shareholders, Parent shall (A) provide the Company an opportunity to review and comment on such document (including the proposed final version of such document) and (B) consider in good faith all comments reasonably proposed by the Company.

(b) The Company, on the one hand, and Parent, on the other hand, covenant that none of the information supplied or to be supplied by Parent or the Company, as applicable, for inclusion or incorporation by reference in the Circular shall, at the date it is first mailed or otherwise made available to the Parent Shareholders or at the time of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Circular shall comply as to form in all material respects with applicable Law, it being understood that no covenant is made by Parent or Merger Sub with respect to statements or omissions made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

(c) If prior to the Effective Time, any event occurs with respect to the Company or any of it is Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Circular that is required to be described in an amendment of, or a supplement to, the Circular, then the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt mailing or other distribution of any necessary amendment or supplement to the Circular and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Parent Shareholders.

6.07 Shareholder Vote; Recommendation of Parent Board. Parent, through the independent directors serving on the Parent Board, shall recommend that the Parent Shareholders vote to approve resolutions necessary to give effect to the Merger and the transactions related thereto, including the authority to allot the necessary Parent Ordinary Shares underlying the Parent ADSs for the Merger Consideration (collectively, the “Parent Proposals”). Except as required by applicable Law, prior to the termination of this Agreement in accordance with ARTICLE IX, neither the Parent Board nor any committee or agent or other Representative thereof shall (i) withdraw (or modify in any manner adverse to the Company), or propose to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor approval of the Parent Proposals, (ii) fail to re-affirm the aforementioned Parent Board recommendation of the Parent Proposals at the written request of Parent within five (5) Business Days or (iii) resolve or agree to do any of the foregoing.

6.08 Parent Shareholders’ Meeting. Parent shall take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a general meeting of the holders of Parent Ordinary Shares for purposes of proposing the shareholder resolutions necessary to give effect to the Merger, including the Parent Proposals (such meeting, the “Parent Shareholders’ Meeting”). The Parent Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Governing Documents after the Circular is first mailed or otherwise made available to Parent Shareholders. Parent and the Company shall use commercial reasonably efforts to hold the Parent Shareholders Meeting and the Company Shareholders Meeting on the same day. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Shareholders’ Meeting, or a date preceding the date on which the Parent Shareholders’ Meeting is scheduled, Parent reasonably believes that (i) it shall not receive proxies sufficient to obtain the Parent Required Vote, whether or not a quorum would be present or (ii) it shall not have sufficient Parent Shareholders (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Shareholders’ Meeting as long as the date of the Parent Shareholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.

6.09 No Claim Against Company Trust. Each of Parent and Merger Sub acknowledges that it has read the Prospectus and that the Company has established the Company Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the holders of Company Public Shares (the “Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Company Trust, the Company may disburse monies from the Company Trust only: (a) to the Public Shareholders in the event they elect to redeem Company Shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (b) to the Public Shareholders if the Company fails to consummate a Business Combination by June 20, 2025, subject to the Extension, (c) to the Public Shareholders in the event they elect to redeem Company Shares in accordance with the requirements of the Company’s Governing Documents, (d) any amounts necessary to pay any Taxes or (e) to, or on behalf of, the Company after or concurrently with the consummation of a Business Combination. Each of Parent and the Merger Sub hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon and after Closing) any right, title, interest or claim of any kind in or to any monies in the Company Trust or distributions therefrom, or make any claim prior to Closing against the Company Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of Parent and the Merger Sub hereby irrevocably waives any Claims it may have against the Company Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and shall not, prior to the Closing, seek recourse against the Company Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 6.09 shall continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid. Each of Parent and Merger Sub agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company to induce it to enter into this Agreement. This Section 6.09 shall not limit the Parent’s or Merger Sub’s right to seek specific performance against the Company pursuant to Section 11.18, including the right to seek specific performance against the Company to require the Company to take such actions contemplated by this Agreement subject to the satisfaction of the Company’s conditions to the Closing in Section 7.02, and to comply with the terms of the Company Trust Agreement, including distribution of funds from the Company Trust upon the Closing in accordance with the terms of this Agreement. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Company Trust (which notice the Company shall provide in accordance with the terms of the Company Trust Agreement): (a) in accordance with and pursuant to the Company Trust Agreement, at the Closing, the Company: (i) shall cause the documents, opinions and notices required to be delivered to the Company Trust pursuant to the Company Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause the Company Trust to distribute the funds on deposit in the Company Trust Account as directed in the letter substantially in the applicable form attached to the Company Trust Agreement, including all amounts payable: (A) to holders of Company Shares pursuant to the Company Shareholder Redemptions; (B) for income tax or other tax obligations of the Company prior to the Closing; (C) for any Company Transaction Costs; and (D) following the payments made in (A) through (C), to Parent, all remaining amounts then available in the Company Trust Account in accordance with the Company Trust Agreement; and (b) thereafter, the Company Trust Account shall terminate, except as otherwise provided therein.

6.10 Other Filings; Press Release. As promptly as practicable after execution of this Agreement, the Company shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Merger, the form and substance of which shall be approved in advance by the Company (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

6.11 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Documents or the Merger or other transactions contemplated hereby or thereby is brought or threatened in writing against either the Company or Parent, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party in writing of any such Transaction Litigation and shall keep such other Party reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Party the opportunity to participate in the defense of any Transaction Litigation (at the other Party’s own cost and expense) and keep the other Party reasonably apprised of, and consult with such other Party (and consider in good faith such Party’s advice), with respect to, proposed strategy and any material decisions related thereto. Neither the Company nor Parent shall settle or agree to settle any Transaction Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.12 Tax Matters. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Merger is intended to qualify as a reorganization in accordance with Section 368(a) of the Code. Each of the Parties shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Merger from qualifying, for the Intended Tax Treatment. Each of the Parties acknowledges and agrees that each is responsible for paying its own Taxes. Each of the Parties shall report the Merger consistently with the Intended Tax Treatment and as reorganizations within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event the SEC requests or requires tax opinions, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Each of the Parties hereto agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. Notwithstanding anything to the contrary herein, if, after the date hereof the Company or Parent, in its sole discretion, determines that the Merger is not reasonably expected to qualify for the Intended Tax Treatment or it may result in extreme inconvenience or undue burden to it, the Parties shall use their commercially reasonable best efforts to restructure the transactions contemplated hereby in a manner that is reasonably expected to cause the Merger, as revised, to so qualify for a mutually preferred tax treatment.

6.13 PIPE Investment.

(a) The Parties shall diligently use all reasonable best efforts to obtain the PIPE Investment and consummate the transactions contemplated by the subscription agreements related thereto to be entered into between Parent and the investors participating in the PIPE Investment (the “Subscription Agreement(s)”) on the terms described therein.

(b) The Parties agree, and shall cause their respective officers and employees, to diligently use all reasonable best efforts to cooperate with one another in connection with (x) the arrangement and consummation of any PIPE Investment, and (y) the marketing of the such transaction, including by (i) upon the request of Parent with reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting Parent with the preparation of customary materials, (iii) providing the financial statements and such other financial information as is reasonably requested by Parent in connection therewith, subject to confidentiality obligations reasonably acceptable to the Parties, (iv) taking all corporate actions that would be necessary or customary for Parent to obtain the PIPE Investment, and (v) otherwise reasonably cooperating to permit Parent to obtain the PIPE Investment.

(c) Further, the Parties shall diligently use their respective commercially reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, all things that would be reasonably necessary, proper or advisable to consummate the transactions contemplated by any Subscription Agreements, if any are entered into, on the terms and conditions described therein, including efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to it in any such Subscription Agreements and otherwise comply with its obligations thereunder and (ii) assist Parent in enforcing its rights under the Subscription Agreements and to cause the applicable investors in the PIPE Investment to contribute the applicable portion of the PIPE Investment set forth in any such Subscription Agreements. Parent and the Company acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, but without prejudice to the provisions of Section 7.01(j), the Closing is not contingent on the consummation of the PIPE Investment.

ARTICLE VII
CONDITIONS TO CLOSING

7.01 Mutual Conditions to the Parties’ Obligations. The obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company, Parent and Merger Sub in writing) of the following conditions as of the Closing Date:

(a) The Form F-4, the Form 8-A and the Form F-6 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(b) All Regulatory Approvals required to consummate the Merger and the transactions contemplated hereby, including without limitation, the filing with China Securities Regulatory Commission, shall have been obtained and any mandatory waiting periods related thereto (including any extension thereof) shall have expired.

(c) The Company Shareholder Approval shall have been obtained;

(d) The Parent Shareholder Approval and Merger Sub Shareholder Approval shall have been obtained;

(e) No Order shall have been entered and no Law shall be in effect that prevents or makes illegal the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(f) The ADR Facility shall have been established;

(g) Any clearance applications that are submitted in connection with the establishment of the ADR Facility, the issue of Parent Ordinary Shares to the Depositary Bank, the admission of the Parent ADRs to trading on Nasdaq, the trading of the Parent Ordinary Shares on KOSDAQ following admission of Parent ADRs to trading on Nasdaq or the transfer or issue of any Parent Ordinary Shares into the ADR Facility shall have received a response, in writing, from KOSDAQ granting such clearance requested;

(h) The Parent ADSs to be issued as the Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance;

(i) There shall not be pending any Legal Proceeding by a Governmental Entity (i) seeking to enjoin, restrain or prohibit the consummation of the Merger pursuant to any applicable Antitrust Laws, or (ii) seeking to impose any Regulatory Restraint; and

(j) Upon the Closing, there shall be Available Liquidity of at least ten million United States Dollars ($10 million).

If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived (as permitted by applicable Law) by the Company, Parent and Merger Sub.

7.02 Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent and Merger Sub in writing) of the following conditions as of the Closing Date:

(a) All representations and warranties of the Company contained in ARTICLE II of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein, other than (x) with respect to Section 2.08(a), (y) to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Letters, or (z) to the extent that the term “material” or a variation thereof is used in any defined terms or the definitions of any defined terms hereunder) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Letters but without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein (other than with respect to Section 2.08(a) and other than to the extent that such “materiality” or “Company Material Adverse Effect” qualifier defines the scope of items or matters disclosed in the Disclosure Letters)) has not had, and would not have, a Company Material Adverse Effect;

(b) The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) There shall not have been a Company Material Adverse Effect since the date hereof;

(d) The Company shall have delivered to Parent each of the following:

(i) a certificate of an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, dated as of the Closing Date, stating that the conditions specified in Section 7.02(a) and Section 7.02(b), as they relate to the Company, have been satisfied; and

(ii) written resignations, in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by (A) all officers of the Company and (B) all persons serving as directors of the Company immediately prior to the Closing.

(e) Parent shall have received a fully executed Lock-Up Agreement from Sponsor as of immediately prior to the Effective Time;

(f) The Parent shall have received a duly executed counterpart signature page(s) of the Registration Rights Agreement; and

(g) The Company shall make arrangements for (i) the payments required to be made in connection with the Company Redemptions and (ii) all Company Transaction Costs to the extent not paid prior to the Closing or allocated for payment to the Parent.

If the Closing occurs, all Closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by Parent and Merger Sub.

7.03 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions as of the Closing Date:

(a) All representations and warranties contained in ARTICLE III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.07(a)) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (a), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, other than with respect to Section 3.07(a)) has not had, and would not have, a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Company shall have received a duly executed counterpart signature pages for the Parent Lock-Up Shareholders to the Parent Shareholder Lock-Up and Support Agreements;

(d) The Company shall have received a duly executed counterpart signature page of the Registration Rights Agreement;

(e) There shall not have been a Parent Material Adverse Effect since the date hereof;

(f) The Company shall have received a filed copy of the Governing Documents of the Surviving Company in the form annexed to the Plan of Merger as in effect as of the Closing Date, the form of special resolutions of the Surviving Company approving the change of name of the Surviving Company and the adoption of the amended and restated memorandum and articles of association of the Surviving Company to be filed with the Registrar immediately after Closing, and copies of resolutions duly adopted by the board of directors of the Parent and Merger Sub authorizing this Agreement and the transaction contemplated hereby and evidencing the required approval of the shareholders of the Merger Sub; and

(g) Parent shall have delivered to the Company a certificate of an authorized officer of each of Parent and Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.03(a), Section 7.03(b), and Section 7.03(e), as they relate to such entity, have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 7.03 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.

ARTICLE VIII
INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

8.01 Indemnification of Officers and Directors of the Company. If the Closing occurs, Parent shall cause all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any employee, officer or director of any of the Company (collectively, the “Company Indemnitees”), as provided in the Memorandum and Articles of Association, to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Surviving Company and Parent after the Closing for a period of six (6) years from the Closing Date. After the Effective Time, Parent and the Surviving Company shall maintain in effect for such six (6) year period, the exculpation, indemnification and advancement of expenses provisions of (i) the Memorandum and Articles of Association as in effect immediately prior to the Effective Time and (ii) any indemnification agreements of the Company with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i) and (ii) shall not amend or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company. The rights of each of the Company Indemnitees hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Company’s Governing Documents, any other indemnification arrangement, any applicable Legal Requirement or otherwise. The obligations of Parent and the Surviving Company under this Section 8.01 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 8.01 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 8.01 applies shall be intended third party beneficiaries of this Section 8.01).

8.02 Indemnification by Successors and Assigns. In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in this Article VIII.

8.03 Tail Policy. At or prior to the Closing, the Company shall, or shall cause its Affiliates to, obtain at its expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six (6) years from the Closing Date, for the benefit of the Company and of its officers and directors, with respect to claims arising from facts or events that occurred on or before the Closing Date. Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and cause the Surviving Company to honor all obligations thereunder. Such “tail” policy shall provide for terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing.

ARTICLE IX
TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent by written notice to the Company, if any of the representations or warranties of the Company set forth in ARTICLE II shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 7.02(a) or Section 7.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to the Company; provided that Parent or Merger Sub is not then in breach of this Agreement so as to cause any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) to not be satisfied at or prior to the Outside Date;

(c) by the Company by written notice to Parent, if any of the representations or warranties of Parent or Merger Sub set forth in ARTICLE III shall not be true and correct, or if Parent or Merger Sub has failed to perform any covenant or agreement on the part of Parent or Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that any condition to the Closing set forth in either Section 7.03(a) or Section 7.03(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Parent or Merger Sub; provided that the Company is not then in breach of this Agreement so as to cause any condition to the Closing set forth in Section 7.02(a) or Section 7.02(b) from being satisfied at or prior to the Outside Date;

(d) by Parent or the Company by written notice to the opposing party, as applicable, if the Closing has not occurred on or prior to the Outside Date and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) (including, in the case of Parent, Merger Sub) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date;

(e) by Parent or the Company, by written notice from Parent or the Company to the opposing party, as applicable, if any Governmental Entity of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in the case of Orders and other actions, such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(f) by Parent by written notice to the Company if the Company Board withdraws (or modifies in any manner adverse to Parent), or proposes to withdraw (or modify in any manner adverse to Parent), the Company Board’s recommendation in favor of the proposals set forth in the Proxy Statement, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by Parent;

(g) by the Company by written notice to Parent if the independent directors of Parent Board withdraws (or modifies in any manner adverse to the Company), or proposes to withdraw (or modify in any manner adverse to the Company), the Parent Board’s recommendation in favor of the Parent Proposals in the Circular, or fails to reaffirm such recommendation as promptly as practicable (and in any event within five Business Days) after receipt of any written request to do so by the Company;

(h) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained at the meeting of Company Shareholders to be held in accordance with the Proxy Statement (or at any adjournment thereof); and

(i) by either the Company or Parent, if the Parent Shareholder Approval shall not have been obtained at the meeting of Parent Shareholders to be held in accordance with the Circular (or at any adjournment or postponement thereof);

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, all obligations of the Parties hereunder (other than the last sentence of Section 4.02, Section 5.02, Section 6.09, this Section 9.02 and ARTICLE XI, which shall survive the termination of this Agreement) shall terminate without any liability of any Party to any other Party; provided, further, that no termination shall relieve a Party from any liability arising from or relating to any knowing or intentional breach of a representation, a warranty or a covenant by such Party prior to termination.

ARTICLE X
DEFINITIONS

10.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“ADS Exchange Rate” means 1 Parent Ordinary Share:1 Parent ADSs.

“Additional Parent Ordinary Shares” means 13,475,000 Parent Ordinary Shares that have been authorized by the Parent, which, upon approval by KOSDAQ, will be issued and outstanding prior to Closing.

“Affiliate” or “Affiliates” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in specified in the preamble.

“Alternative Transaction” has the meaning specified in Section 5.05.

“Antitrust Laws” means any federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Available Liquidity” means upon the Closing, an amount equal to: the sum of (i) the funds in the Company Trust following the exercise of all redemption rights by the shareholders of the Company, plus (ii) cash available from any other sources, including, without limitation, a PIPE Investment or other equity or debt financing arrangements mutually acceptable to the Parties.

“Business Combination” has the meaning specified in Section 6.09.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in New York, New York and the Cayman Islands are authorized or obligated by Law to close.

“Cayman Companies Act” means the Companies Act (as Revised) of the Cayman Islands, as amended from time to time.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“China” or the “PRC” means the People’s Republic of China.

“China Social Insurance Benefits” means social insurances (including pension insurance, medical insurance, work related insurance, unemployment insurance and maternity insurance) regulated under the Social Security Law of the PRC, and housing provident fund regulated under the PRC Regulations on the Housing Provident Fund.

“Claims” has the meaning specified in Section 6.09.

“Clear Days” in relation to a period of notice, means that period excluding:

(a) the day when the notice is given or deemed to be given; and

(b) the day for which it is given or on which it is to take effect.

“Closing” has the meaning specified in Section 1.08.

“Closing Date” has the meaning specified in Section 1.08.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Company Board” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning specified in ARTICLE II.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by any of the Company for the benefit of any officer, employee, consultant or director of Company or (ii) with respect to which the Company has any liability (including contingent liability through any ERISA Affiliate).

“Company Lock-Up Shareholders” means Sponsor.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby.

“Company Ordinary Shares” means the ordinary shares of par value USD 0.001 of the Company, having the rights and being subject the restrictions, set out in the Memorandum and Articles of Association.

“Company Public Shares” means the Company Ordinary Shares issued in the IPO, and any securities into which such Company Ordinary Shares are converted or for which such Company Ordinary Shares are exchanged

“Company Right” means a right of a holder thereof to receive one-tenth (1/10) of a Company Ordinary Share at the consummation of a business combination.

“Company Right Holder(s)” means a holder of Company Rights immediately prior to the Effective Time.

“Company Shareholder(s)” means a holder of Company Shares immediately prior to the Effective Time.

“Company Shares” has the meaning specified in Section 2.04(a).

“Company Shareholder Approval” means the requisite affirmative vote of the shareholders of the Company, in each case obtained in accordance with the Memorandum and Articles of Association, the Cayman Companies Act, the rules and regulations of the SEC and Nasdaq and the Proxy Statement, in favor of all Transaction Proposals.

“Company Shareholders’ Meeting” has the meaning specified in Section 6.04(a).

“Company Subject Balance Sheet” has the meaning specified in Section 2.07(c).

“Company Transaction Costs” shall mean, as of any determination time, the aggregate amount of all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Company in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Documents, the consummation of the Merger or the consummation of the Company’s initial public offering, including (a) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers, (b) deferred underwriting fees, costs and expenses from the Company’s initial public offering and (c) any other fees, filing fees, transfer taxes, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Documents, in each case, whether paid or unpaid prior to the Closing.

“Company Trust” means that certain United States-based trust account of the Company maintained by Wilmington Trust, National Association, acting as trustee, established under the Company Trust Agreement.

“Company Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 17, 2024, by and between the Company, Vstock Transfer LLC and Wilmington Trust, National Association.

“Company Unit” means a unit of the Company, each consisting of one Company Ordinary Share and one Company Right.

“Confidential Information” means any information that one party discloses, directly or indirectly, to the other party, whether embodied in tangible form or disclosed visually or orally and whether or not designated as “confidential” or “proprietary” or by some similar designation, relating to the prior, current or prospective business of the disclosing party, including, without limitation, business models, business opportunities, business plans, financial information, market research, marketing plans, pricing and cost data, customers, suppliers, employees, contractors, ideas, improvements, products and product plans, technologies, research activities and results, information regarding genetic or other biological materials, gene sequences, cell lines, viruses, plasmids, vectors, compounds, protocols, assays and clinical trials, and any other information that should be reasonably understood by the receiving party to be the confidential or proprietary information of the disclosing party. Confidential Information shall not include information (i) that has entered the public domain through no fault of the receiving party, (ii) rightfully known by the receiving party without obligation of confidentiality to any third party prior to receipt of same from the disclosing party, (iii) independently developed by the receiving party without using any Confidential Information of the disclosing party, and (iv) generally made available by the disclosing party without obligation of confidentiality.

“Date hereof” has the meaning set forth in specified in the preamble.

“Disclosures Schedules” means collectively the Company Disclosure Letter and the Parent Disclosure Letter.

“Dissenting Share” has the meaning specified in Section 1.05.

“Effective Time” has the meaning specified in Section 1.01(b).

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable U.S. state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, cause of action, written notice or demand by any Person or investigation by any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of, or any exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Group Companies or the Company or its Subsidiaries, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a nationally recognized bank or transfer agent reasonably acceptable to Parent and the Company.

“Exchange Agent Agreement” has the meaning specified in Section 1.07 (a).

“Excluded Shares” has the meaning specified in Section 1.02(c).

“Extension” has the meaning specified in Section 4.01(b).

“Extension Loan” has the meaning specified in Section 4.01(a)(iv).

“Foreign Plan” means any Parent Employee Benefit Plan or other plan, fund (including any superannuation fund) or other similar program or arrangement, established or maintained outside the United States by a Group Company primarily for the benefit of employees of the Parent or its Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect as of the Reference Time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws or memorandum and articles of association, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means Parent and its Subsidiaries listed on Schedule 3.04 of the Parent Disclosure Letter, including Merger Sub.

“Hazardous Materials” means any chemical, material, waste or substance regulated under applicable Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste.

“Indebtedness” means, as of any time of determination, without duplication, (a) the unpaid principal amount of, and accrued and unpaid interest on, all indebtedness for borrowed money of the Group Companies, including liabilities of the Group Companies evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of the Group Companies under leases required in accordance with the Parent’s historic accounting principles to be capitalized on a balance sheet of the Group Companies, (c) any costs associated with termination of any of the Group Companies’ interest rate, hedge and currency swap arrangements and any other arrangement of the Group Companies designed to provide protection against fluctuations in interest or currency rates that is being terminated as of the Closing Date, and (d) any obligation of the Group Companies to any Person (other than another Group Company) for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business) or otherwise secured by a Lien (other than a Permitted Lien), including any promissory notes, contractual payment obligations, earn-outs, contingent payment obligations, non-compete or other restrictive covenant payments, including any such obligation arising from the acquisition of a business.

“Intellectual Property” means: (a) patents and patent applications, including utility, utility model, and design patents, including all issued claims therein, whether published or unpublished, including provisional, national, regional and international applications as well as continuations, continuations-in-part, divisional, reissues, renewals and re-examination applications, (b) trademarks, service marks, trade names, trade dress, and logos, whether registered or unregistered, together with the goodwill of the business thereunder, (c) internet domain name registrations and applications for registration thereof together with all of the goodwill associated therewith, (d) copyrights (registered or unregistered) and registrations and applications for registration thereof, and copyrightable subject matter, including copyrights in software and (e) Trade Secrets, including know-how and proprietary technology.

“Intended Tax Treatment” means the qualification of the Merger as a reorganization in accordance with Section 368(a) of the Code.

“IPO” has the meaning specified in Section 6.09.

“Knowledge” means, with respect to the Company, the actual knowledge of Matthew Chen or Luhuan Zhong, and, with respect to Parent, the actual knowledge of Yongnan Zhou, Jiangzhe Xiang or Shiyi Yu.

“Latest Balance Sheet Date” means June 30, 2024.

“Latest Statement of Operations” has the meaning specified in Section 3.06(a)(i).

“Law(s)” means any law, rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Leased Real Property” has the meaning specified in Section 3.08(b).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings, inquiries, investigations or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means, with respect to any Party, all applicable laws, statutes, rules, regulations, codes, ordinances, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of such Party or its Subsidiaries and the operations thereof, including the rules of any exchange on which any of the Parties is or intends to be listed.

“Letter of Transmittal” has the meaning specified in Section 1.07(b).

“Liabilities” means all indebtedness, obligations and other liabilities of a Person required under GAAP to be accrued on the financial statements of such Person.

“Liens” means liens, security interests, charges or Encumbrances.

“Lock-Up Agreements” mean Sponsor Lock-Up Agreement and the Parent Lock-Up Shareholder Lock-Up and Support Agreement.

“Lock-Up Period” has the meaning given to this term in the Parent Shareholders Lock-Up and Support Agreement.

“Lock-Up Shareholders” means, collectively, (i) the shareholders of the Company party to the Sponsor Lock-Up Agreement and (ii) the shareholders of Parent party to the Parent Shareholder Lock-Up and Support Agreement.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or shall be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts, circumstance or development attributable to: (i) operating, business, regulatory or other conditions in the industry in which the Group Companies operate; (ii) general economic conditions, including changes in the credit, debt or financial, capital markets, in each case anywhere in the world; (iii) conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in any country or region in the world and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in any country or region in the world; (iv) any stoppage or shutdown of any Governmental Entity applicable to any Group Company (including any default by any such Governmental Entity or delays in payments by any such Governmental Entity or delays or failures to act by any such Governmental Entity); (v) the announcement or pendency or consummation of the transactions contemplated by this Agreement (including the identity of Parent or any of its Affiliates) or compliance with the terms of, taking any action permitted by, or refraining from taking any action prohibited by, this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, and any other negative development (or potential negative development) of any Group Company with, any clients, customers, suppliers, distributors, partners, financing sources, directors, officers or other employees or consultants or on revenue, profitability and cash flows; (vi) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vii) actions required to be taken under applicable Laws or contracts; (viii) the failure of any Group Company to meet or achieve the results set forth in any budget, plan, projection or forecast (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); (ix) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; and (x) epidemics, pandemics or disease outbreaks (including any escalation or general worsening of any such epidemic, pandemic or disease outbreak, including the COVID-19 virus) and hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires or other natural disasters and other force majeure events in the United States or any other country or region in the world; provided, however, that with respect to each of clauses (i) through (iv), (vi), (ix) and (x), any change, effect, event, occurrence, state of facts, circumstance or development referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, effect, event, occurrence, state of facts, circumstance or development has a disproportionate effect on the Group Companies compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Material Contract” has the meaning specified in Section 3.10(a).

“Material Permits” has the meaning specified in Section 3.16(b).

“Memorandum and Articles of Association” means the Company’s Amended and Restated Memorandum and Articles of Association, registered by the Cayman Registrar on June 17, 2024, as may be thereafter amended and/or restated from time to time.

“Merger” has the meaning specified in Section 1.01(a).

“Merger Consideration” has the meaning specified in Section 1.07(b).

“Merger Sub” has the meaning specified in the preamble.

“Merger Sub Shares” means the ordinary shares of the Merger Sub of par value USD 0.001 each.

“Merger Documents’ has the meaning specified in Section 1.01(b).

“Nasdaq” means The NASDAQ Global Market.

“Offer” has the meaning specified in the recitals.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a Permit is not an Order.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” means February 28, 2025.

“Parent” has the meaning specified in the preamble.

“Parent ADSs” means American Depositary Shares of Parent.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Letter” has the meaning specified in ARTICLE III.

“Parent Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other stock purchase, stock option, restricted stock, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, employee loan, welfare, medical, health, disability, fringe benefit and other benefit plan, agreement, program or policy (i) that is sponsored, maintained, contributed to, or required to be contributed to, by a Group Company for the benefit of any officer, employee, consultant or director of a Group Company or (ii) with respect to which any Group Company has any liability (including contingent liability through any ERISA Affiliate).

“Parent Financial Statements” has the meaning specified in Section 3.06(a).

“Parent IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.

“Parent Proposals” has the meaning specified in Section 6.01.

“Parent Ordinary Shares” means the ordinary shares of Parent, without par value.

“Parent’s Representatives” has the meaning specified in Section 4.02.

“Parent Required Vote” has the meaning specified in Section 3.23.

“Parent Shareholder” means a person recorded as the holder of Parent Ordinary Shares as of immediately prior to the Effective Time.

“Parent Shareholder Approval” means the requisite affirmative vote of the shareholders of Parent, in each case obtained in accordance with its memorandum and articles of association, the Hong Kong Companies Ordinance, in favor of all proposals set forth by Parent with respect to this Agreement and the transactions contemplated hereby.

“Party” or “Parties” has the meaning specified in the preamble.

“Per Share Merger Consideration” means the right receive one (1) Parent Ordinary Share for each Company Share issued and outstanding immediately prior to the Effective Time.

“Permit” has the meaning specified in Section 3.16(b).

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which adequate reserves have been established; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (c) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Leased Real Property that are not violated in any material respect by the use and operation as of the date hereof of the Leased Real Property; (d) covenants, conditions, restrictions, easements and other similar Liens of record that do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is used as of the date hereof in connection with the Group Companies’ and their Subsidiaries’ businesses; (e) liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (f) liens arising in connection with sales of foreign receivables; (g) liens on goods in transit incurred pursuant to documentary letters of credit; (h) purchase money liens; (i) title to any portion of the premises lying within the right of way or boundary of any public road or private road which, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Leased Real Property as it is used as of the date hereof; (j) rights of parties in possession without options to purchase or rights of first refusal; (k) liens securing Indebtedness of the Group Companies set forth on Schedule 3.10(a)(viii) of the Parent Disclosure Letter; and (l) rights of lessors or landlords to the Leased Real Property.

“Permitted Releases” has the meaning specified in Section 2.09.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data”, “personally identifiable information”, “PII” or all information that identifies or could be used to, directly or indirectly, identify an individual person.

“Personnel” has the meaning specified in Section 3.11(c).

“PIPE Investment” shall mean investments in Parent Ordinary Shares or other equity securities of Parent with certain investors in a private placement that is anticipated to close contemporaneously with or following the Closing.

“Privacy Laws” shall mean applicable Legal Requirements relating to the Processing of Personal Information, including the Personal Information Protection Law of the People’s Republic of China and its related rules; Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 and any laws implementing that Regulation, the UK Data Protection Act 2018; the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“Prospectus” means that certain final prospectus (file number 333-261028), dated as of June 17, 2024, of the Company.

“Proxy Statement” has the meaning specified in Section 6.01(a).

“Public Shareholders” has the meaning specified in Section 6.09.

“Real Property Leases” means all leases, subleases, licenses, and other contracts or agreements for the use or occupancy of the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, Schedules, addenda and restatements thereto and thereof.

“Reference Time” means 11:59 p.m. local time on the day immediately preceding the day the Effective Time occurs.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Registration Rights Agreement” means a registration rights agreement, substantially in the same form with the same conditions and terms as provided in a registration right agreement dated June 17, 2024, by and between the Company, Sponsor and the holders party thereto, to be entered by and between the Parent on the one hand, and the same holders on the other hand, immediately prior to the Effective Time, provided that the registrable securities under the Registration Rights Agreement shall be the registerable securities of the Parent issued or issuable in connection with the Merger.

“Regulatory Approvals” means any clearance, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the Parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement).

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any real property, including the movement of Hazardous Materials through or in the ambient air, soil, surface water, groundwater or real property.

“Released Party” has the meaning specified in Section 11.18.

“Relevant Accounting Standards” means U.S. GAAP and all relevant statements and recommendations from professional accountancy bodies.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Rights Shares” has the meaning specified in Section 1.07(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsor” has the meaning specified in the recitals.

“Sponsor Lock-Up Agreement” has the meaning given to this term in the recitals to this Agreement.

“Sponsor Voting Agreement” has the meaning specified in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Substitute Right” has the meaning specified in Section 1.02(d).

“Surviving Company” has the meaning specified in Section 1.01(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, including under Section 59A of the Code, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, shall file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax sharing arrangement), as a result of being a transferee or successor, or by contract (other than a contract the principal subject matter of which is not Taxes).

“Tax Returns” means any return, report, information return or other document (including Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Transaction Documents” means, collectively, this Agreement and all of the certificates, instruments, agreements and other documents referenced herein as required to be delivered by any of the Parties at the Closing or otherwise necessary for the consummation of the transactions contemplated by this Agreement; provided, however that any Subscription Agreements or other documents executed and/or delivered pursuant to the PIPE Investment or other financing arrangement contemplated in clause (ii) of the term “Available Liquidity,” shall not be deemed Transaction Documents.

“Transaction Proposals” shall mean (i) the approval of this Agreement and of the Merger and the other transactions contemplated by the Proxy Statement and this Agreement, (ii) the adoption and approval of the Merger Documents, including the Plan of Merger; (iii) the adoption and approval of any other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement/Proxy Statement or in correspondence related thereto; (iv) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company as necessary or appropriate in connection with the consummation of the Merger and the other transactions contemplated by the Proxy Statement, this Agreement and the other Transaction Documents; and (v) the adoption and approval of a proposal for the adjournment of the Company Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there is no quorum or there are not sufficient votes to approve and adopt any of the foregoing.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury interpreting the Code, as amended.

10.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Successor Laws. Any reference to any particular Code, Section or Law shall be interpreted to include any revision of or successor to that Section regardless of how it is numbered or classified.

ARTICLE XI

MISCELLANEOUS

11.01 Press Releases and Public Announcements. No Party shall issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of the Company and Parent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure).

11.02 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Company shall be responsible for all fees and expenses of the Exchange Agent. If the Merger is consummated, Parent shall pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees, in each case arising out of or in connection with entering into this Agreement and the consummation of the Merger.

11.03 Survival. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

11.04 Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder shall be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when signed for by the recipient if sent to the recipient by reputable international courier service (charges prepaid), and (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding Business Day, in each case addressed to the intended recipient as set forth below:

Notices to Parent or Merger Sub:

Great Rich Technologies Limited
3201 JARDINE HOUSE,

1 CONNAUGHT PLACE,

CENTRAL, HONG KONG

Attention: Yongnan Zhou, Chairman

Email: zyn888@tonglioptech.com

with a copy to (which shall not constitute notice):

Miller Canfield Paddock and Stone, P.L.C.

1100 Superior Avenue E

Suite 1750

Cleveland, Ohio 44114

United States

Attn: Yanping Wang, Esq.

Email: wangy@millercanfield.com

Notices to the Company:

Flag Ship Acquisition Corporation

26 Broadway, Suite 934

New York, New York 10004

Attn: Matthew Chen, Chairman and Chief Executive Officer

Email: mchen@flagshipac.com

with a copy to (prior to the Closing) (which shall not constitute notice):

Bill Huo, Esq.

Becker & Poliakoff, P.A.

45 Broadway, 17th Floor

New York, NY 10006

(212) 599-3322

Attention: Bill Huo

Email: BHuo@beckerlawyers.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.05 Succession and Assignment. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by Parent, Merger Sub or the Company; provided, however, that Parent may (a) assign its rights, but not its obligations, under this Agreement to any Affiliate of Parent or to any future purchaser of Parent or the Surviving Company or its respective assets or (b) collaterally assign any or all of their rights and interests hereunder to one or more lenders of Parent or the Surviving Company.

11.06 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, an Exhibit to this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including”, or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

11.08 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.09 Amendment and Waiver. Any provision of this Agreement or the Disclosure Letters hereto may be amended only in a writing signed by the Company (or the Surviving Company following the Closing), Parent and the Merger Sub. At any time prior to the Closing, the Parent (on behalf of itself, and Merger Sub), on the one hand, and Company may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.10 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties, and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, in each case, to the extent they relate to the subject matter hereof. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

11.11 Third-Party Beneficiaries. Except as set forth in or contemplated by Article VIII, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

11.12 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart of such Party.

11.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction, except to the extent that the laws of the Cayman Islands are mandatorily applicable.

11.15 Submission to Jurisdiction; Consent to Service of Process.

(a) Each Party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) over all Related Claims, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each Party hereby consents to process being served by any other Party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 11.04 (other than by email) along with a notification that service of process is being served in conformance with this Section 11.15(b). Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

11.16 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

11.17 Specific Performance.

(a) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the Closing or the valid termination of this Agreement, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company’s or Parent’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) To the extent any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended to (i) the 20th (twentieth) Business Day after such Legal Proceeding is no longer pending or (ii) such other date established by the court presiding over such Legal Proceeding.

11.18 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.11), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, option holder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or other Representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Parent:	Great Rich Technology Limited

	By:	/s/ Yongnan Zhou
	Name:	Yongnan Zhou
	Title:	Chairman and Chief Executive Officer

Merger Sub:	GRT MERGER STAR LIMITED

	By:	/s/ Jiangzhe Xiang
	Name:	Jiangzhe Xiang
	Title:	Director

the Company:	FLAG SHIP ACQUISITION CORPORATION

	By:	/s/ Matthew Chen
	Name:	Matthew Chen
	Title:	Chairman and Chief Executive Officer